     As filed with the Securities and Exchange Commission on June 18, 1999
                                            Registration Statement No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ----------------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                                INTERSPEED, INC.
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                                    3661                                   04-3333365
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                   Identification No.)

                    ----------------------------------------

                                 39 High Street
                       North Andover, Massachusetts 01845
                                 (978) 688-6164
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                 ---------------------------------------------

                                 Stephen A. Ide
                                   PRESIDENT
                                Interspeed, Inc.
                                 39 High Street
                       North Andover, Massachusetts 01845
                                 (978) 688-6164
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                 ---------------------------------------------

                                   COPIES TO:

            Thomas P. Storer, P.C.                           Mitchell S. Bloom, Esq.
              Mark A. Weiss, Esq.                        Testa, Hurwitz & Thibeault, LLP
          Goodwin, Procter & Hoar LLP                            125 High Street
                Exchange Place                             Boston, Massachusetts 02110
       Boston, Massachusetts 02109-2881                          (617) 248-7000
                (617) 570-1000

                    ----------------------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                    ----------------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                 ---------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                               Proposed
                                 Title of Each Class of                                        Maximum            Amount of
                                    Securities to be                                          Aggregate          Registration
                                       Registered                                         Offering Price(1)          Fee
Common Stock, $.01 par value per share                                                      $50,000,000.00        $13,900.00

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                 ---------------------------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

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                   Subject to completion, dated June 18, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

          Shares

INTERSPEED, INC.                                                          [LOGO]

Common Stock

$  per share

----------------------------------------------------------------------

-  Interspeed, Inc. is offering           shares and Brooktrout, Inc., the
   selling stockholder, is offering           shares.

-  We anticipate that the initial public offering price will be between $    and
   $    per share.

- This is our initial public offering and no public market currently exists for our shares.

-  Proposed trading symbol: Nasdaq National Market -- ISPD

                      ------------------------------------
This investment involves risk. You should carefully consider the "Risk Factors" beginning on page 4.

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                                                                                         Per Share       Total
                                                                                        -----------  --------------
Public Offering Price.................................................................   $           $
Underwriting Discounts and Commissions................................................   $           $
Proceeds, before expenses, to Interspeed..............................................   $           $
Proceeds to Brooktrout................................................................   $           $

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THE UNDERWRITERS HAVE A 30-DAY OPTION TO PURCHASE UP TO       ADDITIONAL SHARES
OF COMMON STOCK FROM BROOKTROUT TO COVER OVER-ALLOTMENTS, IF ANY.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray

                Warburg Dillon Read LLC

                                 Tucker Anthony Cleary Gull

                  The date of this prospectus is June   , 1999

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            -----
Summary................................................................................           1
Risk Factors...........................................................................           4
Forward Looking Statements.............................................................          14
Use of Proceeds........................................................................          14
Dividend Policy........................................................................          14
Capitalization.........................................................................          15
Dilution...............................................................................          16
Selected Financial Data................................................................          17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...........................................................................          18
Business...............................................................................          25
Management.............................................................................          34
Principal and Selling Stockholders.....................................................          43
Certain Transactions with Related Parties..............................................          44
Description of Capital Stock...........................................................          46
Shares Eligible for Future Sale........................................................          50
Underwriting...........................................................................          52
Legal Matters..........................................................................          54
Experts................................................................................          54
Where You Can Find More Information....................................................          54
Index to Financial Statements..........................................................         F-1

                      ------------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

The name Interspeed, SpeedView and our logo are names and marks which belong to us. This prospectus also contains the trademarks and trade names of other entities which are the property of their respective owners.

Unless otherwise stated in this prospectus, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                                    SUMMARY

THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET OUT IN THIS PROSPECTUS AND THE FINANCIAL STATEMENTS. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO "INTERSPEED," "WE," "US," OR "OUR" ARE TO INTERSPEED, INC.

The Company

Interspeed designs, develops and markets advanced high-speed data communication solutions based on digital subscriber line, or DSL, technology. Our products enable data communication service providers, such as competitive local exchange carriers, Internet service providers and owners of multi-tenant units, or MTUs, to utilize the existing copper wire infrastructure to deliver high speed data access to their customers. We believe we offer the only single platform system that integrates the principal components required to offer DSL service, including signal concentration, routing, switching and network management. Unlike traditional DSL products, our DSL Access Router, or DSLAR, offers our customers a highly scalable and flexible solution at a lower total cost of ownership.

The proliferation of Internet usage, electronic commerce and business use of electronic communication has resulted in a large increase in data transmission by electronic means. We have designed our DSL-based products to alleviate the bottleneck that has occurred due to increased communications traffic over the existing copper wire infrastructure. While there are a number of alternatives that provide connectivity from the service provider central office to the end user, often called the last mile, we believe only DSL technology simultaneously satisfies the demand for high speed performance, cost effectiveness, broad geographic coverage and reliable security.

Service providers increasingly demand cost effective DSL access solutions that enable them to provide high speed data access to small and medium sized business users, MTUs and other organizations at a low total cost of ownership. We designed our System 1000 and System 500 DSLARs specifically to meet this demand. The benefits of our products include:

      - HIGH PERFORMANCE SOLUTION. Our DSLAR products provide reliable, secure and symmetric DSL connections at speeds up to 2.3 Mbps.

      - SINGLE INTEGRATED SYSTEM. Our DSLAR products integrate a signal concentrator, router and switch into a single platform, in contrast to other DSL equipment vendors whose access concentrator products require the purchase of separate routers and/or switches.

      - LOWER TOTAL COST OF OWNERSHIP. We believe our DSLAR products reduce the overall cost of ownership in a DSL access solution because they can be purchased at a lower initial price than individual components, have a smaller footprint, use less power, offer ease of installation and configuration, provide integrated system management, and allow for simpler customer training.

      - FLEXIBLE SYSTEM ARCHITECTURE. Our DSLAR products are designed with a flexible system architecture that allows a variety of our functional line modules to be easily installed into a standard chassis and assures that performance will not degrade as subscribers are added. This flexibility allows service providers to purchase only the minimum number and type of modules that they initially require, yet have the ability to add modules as necessary to accommodate system expansion and changing functional needs. Our single system DSLAR products provide for scalability from 8 to 192 ports. Additionally, our customers can configure any combination of transmission speeds and protocols on different ports, as well as easily remove or replace modules without reconfiguring the system.

      - SUPPORT FOR VIRTUAL PRIVATE NETWORKS. Our DSLAR products allow our customers to configure multiple virtual private networks, or VPNs, within the same system. Our system provides for the security of transmitted data within the VPNs.

      - ADVANCED NETWORK MANAGEMENT. Our proprietary SpeedView network management software permits the network administrator to review network status and performance and reconfigure the DSLAR through an easy to use graphical user interface. Secure access to the SpeedView management system can be achieved remotely through the use of any commercially available browser.

Our objective is to be the leading provider of high speed data access solutions to service providers who focus on small to medium sized businesses, MTUs and other organizations. In order to achieve this objective, we intend to leverage our technological leadership by expanding the functionality and increasing the performance of our integrated platform. We emphasize the provision of a high level of continuing service and support which is critical in developing and maintaining long term customer relationships. We sell our products through a direct sales force and have formed strategic customer relationships with Cabletron and Log On America. We intend to continue to develop market channels through strategic relationships with other original equipment manufacturers, value added resellers and system integrators. To take advantage of the significant international market opportunity, we designed our products in compliance with international as well as U.S. regulatory standards, thereby allowing worldwide marketing of our DSLAR.

We were incorporated in Massachusetts in 1996 as a wholly owned subsidiary of Brooktrout, Inc. and commenced operation in March 1997. We reincorporated as a Delaware corporation in June 1999. Our principal executive offices are located at 39 High Street, North Andover, Massachusetts 01845. Our telephone number is
(978) 688-6164.

The Offering

Common stock offered:

  By Interspeed..............................  shares

  By Brooktrout..............................  shares

    Total....................................  shares

Common stock outstanding after the             shares(1)
  offering...................................

Use of proceeds..............................  General corporate purposes, including working capital, research and development and
                                               expansion of sales and marketing activities.

Proposed Nasdaq National Market Symbol.......  ISPD

------------------------------------
(1) Based on the number of shares outstanding as of June 15, 1999. Excludes 1,961,000 shares issuable upon exercise of stock options outstanding as of June 15, 1999 at a weighted average exercise price of $.29 per share.

Summary Financial Data
  (in thousands, except per share data)

The following tables set forth our summary financial data. The information set forth for the six months ended March 31, 1999 have been derived from unaudited financial statements. You should read the following information together with our Financial Statements and the Notes thereto beginning on page F-1 of this prospectus, the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See
Note 1 of the Notes to our Financial Statements for an explanation of the shares used in computing net loss per share--basic and diluted.

                                                         Period from                            Six Months Ended
                                                       October 23, 1996                            March 31,
                                                        (inception) to        Year Ended      --------------------
                                                      September 30, 1997  September 30, 1998    1998       1999
                                                      ------------------  ------------------  ---------  ---------
                                                                                                  (unaudited)
Statements of Operations Data:
Revenue.............................................      $       --          $       --      $      --  $     391
Gross profit........................................              --                  --             --         79
Loss before income taxes............................          (1,043)             (4,313)        (1,909)    (3,426)
Net loss............................................          (1,043)             (4,313)        (1,909)    (3,426)
Net loss per share..................................           (0.24)              (0.54)         (0.24)     (0.43)
Shares used to compute net loss per share-- basic
  and diluted.......................................           4,364               8,000          8,000      8,000

                                                                                       March 31, 1999
                                                                          ----------------------------------------
                                                                                        (unaudited)

                                                                                                       Pro forma
                                                                                                          as
                                                                            Actual     Pro forma(1)   adjusted(2)
                                                                          -----------  ------------  -------------
                                                                                       (unaudited)
Balance Sheet:
Cash....................................................................   $      61    $       61     $
Working capital.........................................................         (97)          (97)
Total assets............................................................       1,779         1,779
Long term note payable--due Brooktrout..................................       8,167            --
Total stockholders' equity (deficit)....................................      (7,659)          508

------------------------------------

(1) Pro forma to reflect the contribution by Brooktrout of the long term note payable to capital of Interspeed upon the effective date of this offering.

(2)  Pro forma as adjusted to give effect to the sale of      shares by
    Interspeed in this offering, assuming an initial public offering price of
    $   per share, resulting in net proceeds to Interspeed of approximately
    $       .

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

We have a history of losses and anticipate future losses

We have accumulated losses of approximately $8.8 million since inception in October 1996 through March 31, 1999 and expect to incur net losses in the future. Losses were approximately $1.0 million for the period through September 30, 1997, approximately $4.3 million for the fiscal year ended September 30, 1998 and approximately $3.4 million for the six months ended March 31, 1999. We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate higher revenues to achieve and sustain profitability. We cannot be certain we will realize sufficient revenues to achieve profitability.

We have a limited operating history and are subject to risks frequently encountered by early stage companies

We commenced operations in March 1997 and our first product became generally available in February 1999. Due to our limited operating history, it is difficult for us to predict future results of operations. You should consider our business and prospects in light of the risks typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets such as the data communications equipment market. Specific risks include whether we are able:

      - to compete successfully in the intensely competitive market for data communications equipment, specifically in the emerging market for DSL equipment;

      - to expand our sales and marketing, customer support and manufacturing organization;

      - to continue to recruit and retain qualified engineering and sales and marketing personnel;

      - to introduce timely and effectively new products and product enhancements; and

      - to develop the capability to manage the administrative and support functions currently being performed for us by Brooktrout.

We cannot be certain that we will successfully address these risks.

Our operating results are likely to fluctuate significantly and cause our stock price to be volatile

Our quarterly or annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our operating results do not meet the expectations of securities analysts and investors, the trading price of our common stock could significantly decline. Some of the factors that could affect our quarterly or annual operating results include:

      - our ability to develop, manufacture, market and support our products and product enhancements;

      - the timing and amount of, or cancellation or rescheduling of, orders for our products, particularly large orders from key customers;

      - our ability to retain key management, sales and marketing and engineering personnel;

      - expenses associated with product development which are often incurred before we earn the associated revenue;

      - announcements, new product introductions and price reductions in products offered by our competitors;

      - our ability to obtain sufficient supplies of sole or limited source components for our products;

      -      a decrease in the average selling prices of our products;

      -      changes in costs of components which we include in our products;

      - our ability to attain and maintain production volumes and maintain product quality;

      - the mix of products that we sell and the mix of distribution channels through which they are sold;

      -      our ability to manage possible product transitions;

      - costs relating to possible acquisitions and integration of technologies or businesses; and

      - data communications and DSL market conditions and economic conditions generally.

Due to these and other factors, quarterly or annual revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

The loss of any significant customer could have an adverse effect on our business.

The loss of any of our significant customers may have a material adverse effect on our business, financial condition and results of operations. Our products became generally available in February 1999 and to date we have only sold products to a limited number of customers. Unless and until we diversify and expand our customer base, our future success will significantly depend upon a limited number of customers.

Failure to adequately develop our sales channels could have an adverse effect on our business

We sell our products directly through our sales force and indirectly through original equipment manufacturers or OEMs, value added resellers, or VARs, and system integrators. Our failure to adequately develop these sales channels may have a material adverse effect on our business, financial condition and results of operations. We are currently in the early stages of developing these sales channels and expect to expend significant resources in this area. As of June 1, 1999 we had a total of eight employees in direct sales, marketing and sales engineering in the United States. In addition, we have only recently entered into our first reseller agreements. To the extent we are able to enter into agreements with additional OEMs, VARs or systems integrators, the amount and timing of resources which they devote to the sale of our products may not be within our control, and they may not perform their obligations as expected.

If we are unable to develop and operate an effective customer support organization, sales of our products may be adversely affected

Purchasers of data communications equipment assign significant weight in their purchasing decisions to a vendor's capabilities and reputation in supporting its products. We will be required to expend significant resources and management attention on developing and operating a customer support organization. If our level of customer support does not satisfy customer expectations, our reputation and future sales could be adversely affected. Accordingly, we have emphasized customer support in our business strategy and marketing. Because our products were recently introduced for sale, we have limited experience in operating a customer support program.

Our success is dependent on our target customers accepting DSL technology

Our future success is substantially dependent upon whether DSL technology gains widespread market acceptance by data communications service providers and the small to medium sized business users to whom they market their services. In the event that our customers or potential customers adopt technologies other than DSL, we may be unable to sustain or grow our business. Our business strategy and current products are focused on DSL technology. Various alternative technologies, including T-1, cable and broadband wireless, are currently available to deliver high speed data communications, and each of the alternatives has comparative advantages and disadvantages. Data communications service providers continually evaluate alternative high speed data access technologies and may at any time adopt technologies other than DSL.

We are dependent on market acceptance of our products

We have recently introduced our products to the market. Market acceptance of our products is critical to our future success. Factors that may affect the market acceptance of our products include:

      -      market acceptance of DSL technology;

      - the features, performance, price and total cost of ownership of our products;

      -      the availability of competing products and technologies;

      - the success and development of our direct sales force and distribution channels;

      -      the quality of our customer service and support of our products;
             and

      -      the breadth and depth of our product offerings.

Failure of our existing or future products to achieve and maintain meaningful levels of market acceptance would materially adversely affect our business, financial condition and results of operations.

Our operating results will be dependent on a single family of products

We expect to derive substantially all of our revenues from our DSLAR product family and related modules for the foreseeable future. The market may not continue to demand our current products, and we may not be successful in marketing any new or enhanced products. Any reduction in the demand for our current products or our failure to successfully develop or market and introduce new or enhanced products could materially adversely affect our business, financial condition and results of operations.

Unless we are able to keep pace with the evolution of the data communications equipment market we will not be able to grow or sustain our business

The data communications equipment market is characterized by:

      -      rapid technological advances;

      -      evolving industry standards;

      -      changes in end-user requirements;

      -      frequent new product introductions; and

      -      evolving offerings by data communications service providers.

We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, products that meet customer demands. We intend to continue to invest significantly in product and technology development. The development of new or enhanced products is a complex and uncertain process requiring the anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements and result in unexpected expenses. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could materially adversely affect our business, financial condition and results of operations.

If we lose key personnel, we may be unable to successfully operate our business

Our success depends to a significant degree upon the continued contributions of our principal management, engineering and sales personnel, many of whom perform important management functions and would be difficult to replace. Specifically, we believe that our future success is highly dependent on our President, Stephen
A. Ide; our Senior Vice President-Research and Development, Rajeev Agarwal; our Chief Financial Officer and Senior Vice President-Finance, William J. Burke; and our Vice President-Sales and Marketing, Christopher P. Whalen. We do not have employment contracts with our key personnel. The loss of the services of any key personnel could materially adversely affect our business, financial condition and results of operations.

If we are unable to attract and retain additional qualified personnel, we may be unable to achieve our objectives

Our business strategy will require us to attract and retain additional engineering, sales, customer support and administrative personnel. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time consuming process. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion or to support our customers and operations. In addition, companies in the data communications industry whose employees accept positions with competitors frequently claim that such competitors have engaged in unfair hiring practices. We could incur substantial costs in defending ourselves against any such litigation, regardless of the merits or outcome of such litigation.

Failure to manage our growth may adversely affect our business

Since we commenced operations, we have relied upon Brooktrout, our parent company, to provide us with administrative and support services, including accounting, human resources and computer systems. While we will enter into the Transition Services Agreement with Brooktrout to continue to provide these services during a transition period ending December 31, 1999, at the end of this period we will need to have implemented systems that provide the functions and services currently provided by Brooktrout. We have expanded and plan to continue to expand our operations, including our sales and marketing activities, our accounting, billing and human resource departments and the establishment of additional sales offices. This expansion may place significant strains on our ability to manage our growth, including our ability to monitor operations, bill customers, control costs and maintain effective quality controls. In order to successfully manage our growth we must identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, sales and marketing and other personnel. Competition for this type of personnel is intense. If we fail to manage our growth effectively, it could have a material adverse effect on our business, financial condition and results.

Intense competition in the market for high speed data access equipment could prevent us from achieving or sustaining profitability

The market for data communications equipment is highly competitive, particularly in the emerging DSL equipment market. If we are unable to compete effectively in the market for high speed data access equipment, our results of operations could be materially adversely affected. We compete directly with Ascend Communications, Inc. (which has agreed to be acquired by Lucent Technologies Inc.), Copper Mountain Networks, Inc., Diamond Lane (which was acquired by Nokia, Inc.), Paradyne Networks, Inc. and Tut Systems, Inc. Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products. The strength and capabilities of our competitors may be increased as a result of the trend toward consolidation in the data communications market. Capitalizing on and maintaining our technological advantage will require a continued high level of investment in research and development, marketing and customer service and support. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing competitors or new competitors.

We may be exposed to risks associated with international operations

Our strategy emphasizes the development of international markets for our products. We may be unsuccessful in marketing, selling and distributing our products in foreign markets. Conducting business outside of the United States is subject to risks, including:

      -      longer accounts receivable collection cycles;

      -      possible foreign currency exchange and conversion issues;

      - difficulties in managing operations across disparate geographic areas;

      - difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

      - changes in a specific country's or region's political or economic conditions;

      -      trade protection measures;

      -      import or export licensing requirements;

      -      potential adverse tax consequences;

      -      unexpected changes in regulatory requirements; and

      - reduced or limited protection of our intellectual property rights in some countries.

We cannot be certain that one or more of such factors will not have a material adverse effect on our future international operations, and consequently, our business, financial condition and results of operations.

Our dependence on sole and single source suppliers and independent manufacturers exposes us to supply interruptions that could result in product delivery delays

Although we generally use standard parts and components for our products, some key components are purchased from sole or single source vendors for which alternative sources are not currently available.

Our inability to obtain sufficient quantities of these components may result in future delays or reductions in product shipments which could materially adversely affect our business, financial condition and results of operations. We currently purchase proprietary components from Conexant and Motorola for which there are no direct substitutes. These components could be replaced with alternatives from other suppliers, but that would involve redesign of our products. Such redesign would involve considerable time and expense. We currently enter into purchase orders with our suppliers for materials based on forecasts, but have no guaranteed supply arrangements with these suppliers.

In addition, we currently use a small number of independent manufacturers to manufacture printed circuit boards, chassis and subassemblies to our design. Our reliance on independent manufacturers involves a number of risks, including the potential for inadequate capacity, unavailability of, or interruptions in access to, process technologies, and reduced control over delivery schedules, manufacturing yields and costs. If our manufacturers are unable or unwilling to continue manufacturing our components in required volumes, we will have to transfer manufacturing to acceptable alternative manufacturers whom we have identified, which could result in significant interruption of supply. Moreover, the manufacture of these components is extremely complex, and our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of our products. We currently enter into purchase orders with independent manufacturers of materials based on forecasts, but have no guaranteed arrangements with these manufacturers. Any significant interruption in the supply, or degradation in the quality, of any component would have a material adverse effect on our business, financial condition and results of operations.

If our products contain defects, we may lose sales, incur significant expenses and be subject to significant liability claims

Our products may contain undetected or unresolved errors. If this happens, we may experience significant difficulties including:

      -      delay in or loss of market acceptance and sales;

      -      product returns;

      -      diversion of development resources;

      -      injury to our reputation; and

      -      increased warranty and service costs.

Any of these difficulties could have a material adverse effect on our business, financial condition and results of operations. Moreover, because our products are designed to provide critical communications services, we may be subject to significant liability claims. Although we maintain product liability insurance covering certain damages arising from implementation and use of our products, our insurance may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

Our limited ability to protect our intellectual property may adversely affect our business

Our success and our ability to compete are dependent in part upon our proprietary technology. Taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. We rely on a combination of copyright, trademark and trade secret laws; other intellectual property laws; nondisclosure agreements with our employees and third parties and other protective measures to establish and protect our proprietary rights. We have filed a patent application covering certain aspects of the design of our single platform DSL hardware solution. We do not yet have any issued patents and it is unclear whether any patents will be issued in the future. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology by third parties. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, it may be possible for unauthorized third parties to copy or reverse engineer aspects of our products, develop similar technology independently or otherwise obtain and use information that we regard as proprietary. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our future operating results.

Intellectual property claims against us can be costly and restrict our business

The data communications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In our agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Legal action claiming patent infringement may be commenced against us. We cannot assure you that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a claim against us was successful, and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign to avoid infringement, could have a material adverse effect on our business, financial condition and results of operations.

Changes to regulations affecting the telecommunications industry could reduce demand for our products

Any changes to legal requirements relating to the telecommunications industry, including the adoption of new regulations by federal or state regulatory authorities under current laws or any legal challenges to existing laws or regulations relating to the telecommunications industry, could have a material adverse effect upon the market for our products. Moreover, our distributors or customers may require, or we may otherwise deem it necessary or advisable, that we modify our products to address actual or anticipated changes in the regulatory environment. Our inability to modify our products or address any regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

Year 2000 problems could disrupt our business

During the next year, many software programs may not recognize calendar dates beginning in the Year 2000. This problem could cause computers or machines which utilize date dependent software to either shut down or provide incorrect information. If we, or any of our key suppliers, customers or service providers, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to provide products or engage in other business activities, including billing, which could have a material adverse effect on our business.

Control by Brooktrout may limit your ability to influence the outcome of matters requiring stockholder approval

Upon completion of this offering, Brooktrout will own approximately   % of the
outstanding shares of common stock, or % if the underwriters' over-allotment option is exercised in full. Accordingly, Brooktrout will be able to control or significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

We expect that the market price for our common stock may be volatile, which could cause the value of your investment in our company to decline

The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

      -      changes in our earnings estimates by financial analysts;

      -      our failure to meet financial analysts' performance expectations;

      - changes in market valuations of other data communications service providers' companies; and

      -      lack of market liquidity.

In addition, many of the risks described elsewhere in this section could materially and adversely affect our stock price, as discussed in those risk factors. The stock markets have recently experienced price and volume volatility that has affected companies' stock prices. Stock prices for many companies in the Internet and emerging data communications sectors have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Fluctuations such as these are likely to affect the market price of our common stock.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of such companies' securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and diversion of our management's attention and resources and have a material adverse effect on our business, financial condition and results of operations. We could be required to pay substantial damages, including punitive damages, if we were to lose such a lawsuit.

Substantial future sales of our common stock in the public market could cause our stock price to fall

Sales of a large number of shares of our common stock in the public market after this offering could adversely affect the market price of our common stock. Upon
completion of this offering, we will have approximately             shares of
common stock outstanding, of which approximately
            shares or approximately             shares if the underwriters'
over-allotment option is exercised in full, will be freely transferable without restriction or registration under the Securities Act of 1933, unless such shares are held by our affiliates, as that term is defined in Rule 144 under the
Securities Act. The remaining             shares of common stock held by
existing stockholders and 572,863 shares subject to outstanding options vested on June 15, 1999 will be restricted securities and may only be sold in the public market if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. All of our officers and directors and Brooktrout have agreed with U.S. Bancorp Piper Jaffray not to sell or otherwise dispose of any of their shares for 180 days after the date of this prospectus. U.S. Bancorp Piper Jaffray may, however, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Beginning 180 days after the offering, under specified circumstances and subject to customary conditions, Brooktrout
will have rights with respect to       shares of common stock, to require us to
register their shares of common stock under the Securities Act, and Brooktrout will have rights to participate in any future registrations of securities by us. Sales of common stock by existing future stockholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

In addition, as soon as possible after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering up to 1,212,868 shares of common stock reserved for issuance under our 1999 Stock Option and Grant Plan and 1999 Employee Stock Purchase Plan. The Form S-8 will permit the resale of the registered shares on the public market. On the date 180 days after the effective date of this offering, at least shares will be subject to immediately exercisable options.

Provisions in our corporate charter and bylaws may discourage takeover attempts and thus depress the market price of our common stock

Provisions in our amended and restated Certificate of Incorporation, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

      - the right of the Board of Directors, without stockholder approval, to issue shares of preferred stock and to establish the voting rights, preferences, and other terms thereof;

      - the right of the Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors;

      - the ability of the Board of Directors to alter our bylaws without prior stockholder approval;

      - the election of three classes of directors to each serve three year staggered terms;

      -      the elimination of stockholder voting by consent;

      -      the removal of directors only for cause;

      - the vesting of exclusive authority in the Board of Directors (except as otherwise required by law) to call special meetings of stockholders; and

      - certain advance notice requirements for stockholder proposals and nominations for election to the Board of Directors.

These provisions discourage potential takeover attempts and could adversely affect the market price of our common stock.

We have no specific plan for any significant portion of the net proceeds of this offering

Although we expect to use the net proceeds of this offering for general corporate purposes such as working capital, product development and sales and marketing, we currently have no specific plan for any significant portion of the net proceeds of this offering. As a consequence, our management will have the discretion to allocate the net proceeds of this offering to uses the stockholders may not deem desirable. We may not be able to invest these net proceeds to yield a significant return. Substantially all of the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities or guaranteed obligations of the U.S. government for an indefinite period of time.

This offering will cause immediate and substantial dilution

You will experience an immediate and substantial dilution of $               per
share in the net tangible book value per share of common stock from the initial public offering price. Assuming an initial public offering price of $
per share of common stock, our net tangible book value as of             , after
giving effect to this offering, would be $               per share.

We do not intend to pay dividends

To date, we have never declared nor paid any cash dividends on shares of our common stock. We currently intend to retain our earnings for future growth and development of our business and, therefore, do not anticipate declaring or paying any dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

Certain statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risk and uncertainties, there are important factors, including the factors discussed under "Risk Factors," that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

                                USE OF PROCEEDS

The net proceeds to Interspeed from the sale of common stock in this offering,
assuming a public offering price of $         per share, are estimated to be $
      million, or $         million if the underwriters exercise their
over-allotment in full, after deducting underwriting discounts and commissions
and estimated offering expenses of $      .

We expect to use substantially all of the net proceeds for general corporate purposes, including working capital, research and development and expansion of sales and marketing activities. The amounts we actually expend for such working capital and other purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such transaction, and we are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities or guaranteed obligations of the U.S. government.

                                DIVIDEND POLICY

We have never declared nor paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and, therefore, do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

                                 CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 1999
(a) on an actual basis, (b) pro forma to reflect the contribution by Brooktrout of the long term note payable to capital of Interspeed upon the effective date of this offering and (c) pro forma as adjusted to give effect to the sale of shares by Interspeed in this offering, assuming an initial public offering
price of $      per share, resulting in net proceeds to Interspeed of
approximately $      . This table should be read in conjunction with
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements of the Company and the notes to those statements included elsewhere in this prospectus.

The table below excludes:

      - 1,420,132 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.13 per share as of March 31, 1999;

      - 18,132 shares of common stock that were issued subsequent to March 31, 1999 upon exercise of previously granted options; and

      - 567,000 options that were granted subsequent to March 31, 1999 with an exercise price less than the estimated fair value of our common stock at the date of grant.

                                                                                         March 31, 1999
                                                                               -----------------------------------
                                                                                           (unaudited)

                                                                                                        Pro forma
                                                                                Actual     Pro forma   As Adjusted
                                                                               ---------  -----------  -----------
                                                                                 (in thousands, except per share
                                                                                              data)
Cash.........................................................................  $      61   $      61    $
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------
Long-term note payable--due Brooktrout.......................................  $   8,167   $      --    $      --
Stockholders' equity:
  Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized, no shares issued or outstanding on an actual, pro forma and pro forma as
    adjusted basis...........................................................  $       0   $       0    $       0
  Common stock, $0.01 par value per share; 30,000,000 shares authorized,
    8,000,000 shares issued and outstanding on an actual and pro forma basis;
    30,000,000 shares authorized,       shares issued and outstanding on a
    pro forma as adjusted basis..............................................         80          80
  Additional paid-in capital.................................................      2,512      10,679
  Accumulated deficit........................................................     (8,782)     (8,782)      (8,782)
  Deferred compensation......................................................     (1,469)     (1,469)      (1,469)
                                                                               ---------  -----------  -----------
Total stockholders' equity (deficit).........................................     (7,659)        508
                                                                               ---------  -----------  -----------
Total capitalization.........................................................  $     508   $     508    $
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                                    DILUTION

Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price.

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. At March 31, 1999, we had a pro forma net tangible book value of $508,000 or $0.06 per share of common stock after giving effect to contribution to capital of the long term note payable-due Brooktrout. After giving effect to the sale of shares of common stock offered by us at an assumed initial public offering price
of $    per share and after the deduction of underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net
tangible book value would have been $    million or $    per share. This
represents an immediate increase in such net tangible book value of $    per
share to existing shareholders and an immediate and substantial dilution of
$    per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price...............................................  $
  Pro forma net tangible book value before the offering.............................       0.06
  Increase in pro forma net tangible book value per share attributable to new investors.......................................................................
Pro forma net tangible book value after the offering................................
Dilution to new investors...........................................................  $
                                                                                      ---------
                                                                                      ---------

The following table summarizes, as of March 31, 1999, the difference between existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid (before the deduction of underwriting discounts and commissions and estimated offering expenses payable by Interspeed, and after giving effect to Brooktrout's contribution of the long term note payable to the capital of Interspeed):

                                            Shares Purchased       Total Consideration
                                          ---------------------  -----------------------  Average Price
                                            Number     Percent      Amount      Percent     Per Share
                                          ----------  ---------  ------------  ---------  -------------
Existing stockholders...................   8,000,000%            $  9,168,000%              $    1.15
New investors...........................
                                          ----------  ---------  ------------  ---------       ------
    Total...............................                  100.0% $                 100.0%
                                          ----------  ---------  ------------  ---------       ------
                                          ----------  ---------  ------------  ---------       ------

The foregoing table excludes:

      - 1,420,132 shares of common stock subject to outstanding options at March 31, 1999 at a weighted average exercise price of $0.13 per share;

      - an aggregate of 1,012,868 shares available for future grant under our 1999 Stock Option and Grant Plan.

To the extent these options are exercised and the underlying shares are granted, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
       (in thousands, except per share data and selected operating data)

The selected financial data as of September 30, 1997 and 1998 and for the period October 23, 1996 (inception) to September 30, 1997, for the year ended September 30, 1998 has been derived from the audited financial statements and the notes to those statements included elsewhere in this prospectus. The selected financial data for the six month periods ended March 31, 1999 and 1998 has been derived from the unaudited financial information included elsewhere in this prospectus, which in our opinion include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for such periods. The selected financial data should be read in conjunction with, and is qualified in its entirety by "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements of Interspeed and the Notes to those statements and the other financial data included elsewhere in this prospectus.

                                                          For the period
                                                         October 23, 1996    For the year      For the six months
                                                          (inception) to         ended          ended March 31,
                                                          September 30,      September 30,    --------------------
                                                               1997              1998           1998       1999
                                                         ----------------  -----------------  ---------  ---------
Statements of Operations Data:
Revenue................................................     $       --         $      --      $      --  $     391
Cost of revenue........................................             --                --             --        312
                                                               -------           -------      ---------  ---------
Gross profit...........................................             --                --             --         79
Operating expenses
  Research and development.............................            878             3,204          1,550      2,413
  Sales and marketing..................................             --               401             80        356
  General and administrative...........................            165               689            279        633
  Stock compensation...................................             --                19             --        103
                                                               -------           -------      ---------  ---------
Total operating expenses...............................          1,043             4,313          1,909      3,505
                                                               -------           -------      ---------  ---------
Loss before income taxes...............................         (1,043)           (4,313)        (1,909)    (3,426)
Income tax expense.....................................             --                --             --         --
                                                               -------           -------      ---------  ---------
Net loss...............................................     $   (1,043)        $  (4,313)     $  (1,909) $  (3,426)
                                                               -------           -------      ---------  ---------
                                                               -------           -------      ---------  ---------

Net loss per share--basic and diluted..................     $    (0.24)        $   (0.54)     $   (0.24) $   (0.43)
                                                               -------           -------      ---------  ---------
                                                               -------           -------      ---------  ---------
Shares used to compute net loss per share--basic and
  diluted..............................................          4,364             8,000          8,000      8,000

                                                           September 30,   September 30,   March 31,      March 31,
                                                               1997            1998          1999           1999
                                                          ---------------  -------------  -----------  ---------------
                                                                                                       (pro forma)(1)
Balance Sheet:
Cash....................................................     $      21       $     132     $      61      $      61
Working capital.........................................          (155)            213           (97)           (97)
Total assets............................................           348           1,227         1,779          1,779
Long term note payable--due Brooktrout..................           206           5,038         8,167             --
Total stockholders' equity (deficit)....................           (42)         (4,336)       (7,659)           508

------------------------------------

(1) The unaudited pro forma selected balance sheet data as of March 31, 1999 reflects the contribution by Brooktrout of the long term note payable to the capital of Interspeed upon the effective date of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

Overview

We design, develop, and market advanced high-speed data communication solutions based on digital subscriber line, or DSL, technology. Our products enable data communication service providers such as competitive local exchange carriers, Internet service providers, and owners of multi-tenant units, to utilize the existing copper wire infrastructure to deliver high speed data access to their customers. We believe we offer the only single platform system that integrates the principal components required to offer DSL service, including signal concentration, routing, switching and network management. Unlike traditional DSL products, our DSLAR offers a highly scalable and flexible solution to our customers, at a lower total cost of ownership.

Since we commenced operations in March 1997, we have focused our efforts and resources on research and development and the formation of a corporate infrastructure. We announced general availability of our System 1000 and System 500 DSL Access Routers in February 1999.

REVENUE. Our revenue is generated primarily from sales of our products and related maintenance services to data communications service providers and their customers. Revenue from product sales is recognized upon shipment of the product. Revenue from maintenance and support contracts is deferred and recognized ratably over the service period. The purchase price of products sold by us generally includes one year of maintenance and support, the value of which is unbundled and recognized ratably over the service period and an accrual is recorded for the estimated cost of providing warranty services at that time.

COST OF REVENUE. Cost of revenue consists of direct product costs such as standard parts and components for our products, salaries and employee benefits for manufacturing personnel and overhead such as equipment and facility costs.

GROSS PROFIT. We expect our gross profit to be effected by many factors including pricing, product mix, cost factors such as component prices, internal and external manufacturing costs as well as manufacturing efficiencies due to higher volume of product shipments which we believe will result in the improvement of overhead absorption.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and employee benefits for engineering personnel and costs relating to prototypes including components, non-recurring engineering charges and tools. Product enhancements and new features are key objectives. We expect research and development expenses to increase in absolute dollars in the future.

SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, employee benefits, trade shows, public relations, marketing materials, travel and other marketing expenses. Future sales and marketing activities will involve additional costs related to the expansion of the sales and sales engineering organization, product branding, advertising and public relations costs. We expect sales and marketing expenses to increase in absolute dollars in the future.

GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of personnel costs for executive officers, administrative and support activities including payroll administration, worker's compensation and general liability insurance, accounting and finance, legal, tax and human resources. To date, we have relied on Brooktrout to provide the majority of these services. Upon the effective date of this offering, we will enter into a Transition Services Agreement with Brooktrout, pursuant to which Brooktrout will continue to provide us with certain services during a transitional period. The agreement calls for fees to be paid in connection with the continuation of current administrative and support services, with such services being phased out over a period beginning October 1999 to December 1999. As we phase out these services from Brooktrout in the October 1999 to December 1999 time period, we expect to recruit and staff for finance, human resources, administrative and information services employees. We will incur other corporate expenses such as legal, audit, and insurance expenses.

The cost for the services provided by Brooktrout, included in General and Administrative Expenses, amounted to $165,000 for the period October 23, 1996 (inception) to September 30, 1997, $668,000 for the year ended September 30, 1998, $269,000 for the six month period ended March 31, 1998, and $464,000 for the six month period ended March 31, 1999. These costs have been allocated to us using methodologies primarily based on headcount and specific services rendered. Although we believe the allocations are reasonable, the costs we incurred for these services may not be indicative of the costs that would have been incurred if we had been a stand-alone entity.

STOCK COMPENSATION. Stock options have been granted with exercise prices which were less than the estimated fair value of the Company's common stock. Compensation cost associated with these options, determined as the difference between the fair value of the stock and the exercise price, totalled approximately $1.5 million at March 31, 1999. This cost was recorded as deferred compensation and is being amortized to expense over the period in which the employee is expected to render services. Compensation cost amortization was $19,000 and $103,000 for the year ended September 30, 1998 and the six months ended March 31, 1999.

Subsequent to March 31, 1999, 567,000 options were granted with exercise prices which were less than the estimated fair value of our common stock. The compensation cost associated with these options totalled $4.9 million. In connection with these grants, we expect to record a charge of approxmiately $1.9 million in the three months ended June 30, 1999 and approximately $405,000 in the quarter ended September 30, 1999. In addition, similar charges are expected for future periods.

INCOME TAX EXPENSE.  Through March 31, 1999, we have incurred net losses
totalling approximately $8.8 million.   To date, we have been included in
Brooktrout's consolidated income tax filings and these losses have been used to reduce the group's taxes payable. Brooktrout has not and does not intend to reimburse us for the value of the net losses used to reduce Brooktrout's consolidated taxable income. Accordingly, we have not recorded any benefit related to these losses. Following the effective date of the Offering, we will no longer be included in Brooktrout's consolidated income tax filings; we do not anticipate recognizing any benefits from losses generated in the short term due to our limited operating history. We expect to continually evaluate the recoverability of net loss carryforwards.

Quarterly Operating Results

The following table sets forth unaudited quarterly operating results for each of our last five quarters. This information has been prepared by us on a basis consistent with our audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of results of operations for any future period. We have experienced in the past and expect to experience in the future, fluctuations in quarterly operating results. Factors that may cause such fluctuations include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                                                                             Quarter Ended
                                                   -----------------------------------------------------------------
                                                    March 31,   June 30,   September 30,  December 31,    March 31,
                                                      1998        1998         1998           1998          1999
                                                   -----------  ---------  -------------  -------------  -----------

                                                                       (in thousands, unaudited)
Revenue..........................................   $      --   $      --    $      --      $      64     $     327
Cost of revenue..................................          --          --           --             36           276
Gross profit.....................................          --          --           --             28            51

Operating expenses:..............................
  Research and development.......................         937         922          731          1,274         1,139
  Sales and marketing............................          80         251           70            136           220
  General and administrative.....................         175         212          202            238           395
  Stock compensation                                       --           2           14             32            71
                                                   -----------  ---------  -------------  -------------  -----------
      Total operating expenses...................       1,192       1,387        1,017          1,680         1,825
                                                   -----------  ---------  -------------  -------------  -----------

Loss before income taxes.........................      (1,192)     (1,387)      (1,017)        (1,652)       (1,774)
Income tax expense...............................          --          --           --             --            --
                                                   -----------  ---------  -------------  -------------  -----------

Net loss.........................................   $  (1,192)  $  (1,387)   $  (1,017)     $  (1,652)    $  (1,774)
                                                   -----------  ---------  -------------  -------------  -----------
                                                   -----------  ---------  -------------  -------------  -----------

Net loss per share-basic and diluted.............   $    (.15)  $    (.17)   $    (.13)     $    (.21)    $    (.22)

Shares used to compute net loss per share-basic
  and diluted....................................       8,000       8,000        8,000          8,000         8,000

Five Quarters Ended March 31, 1999

REVENUE. Our revenue in the quarter ended December 31, 1998 was $64,000 and represented the first sale of our product under the beta test program. Our first product became generally available in February 1999. Revenue in the quarter ended March 31, 1999 was $327,000 and represented an increase of $263,000 or 411% for the quarter ended December 31, 1998.

COST OF REVENUE. Cost of revenue for the quarter ended December 31, 1998 was $36,000 and was $276,000 for the quarter ended March 31, 1999, an increase of $240,000 or 667%. The increase in costs is primarily due to payroll costs related to the dedication of personnel to manufacturing coinciding with the general availability of our first product.

GROSS PROFIT. Gross profit as a percentage of revenue was 44% for the quarter ended December 31, 1998 and was 16% for the quarter ended March 31, 1999. Gross profit as a percentage of revenue declined as a result of increased costs associated with expansion of manufacturing operations. We expect our gross profit to be effected by many factors including product mix, cost factors such as component prices, internal and external manufacturing costs as well as manufacturing efficiencies due to higher product shipment volume.

RESEARCH AND DEVELOPMENT. Research and development expenses increased for each of the five quarters ended March 31, 1999 except for the quarter ended September 30, 1998 during which expenses decreased significantly because of reclassification of $308,000 of prototype material from research and development to manufacturing inventory.

SALES AND MARKETING. Sales and marketing expenses fluctuated from quarter to quarter as a result of expenses related primarily to one major trade show in the quarter ended June 30, 1998. During the quarter ended June 30, 1998 approximately $156,000 of the $251,000 was related to a trade show, public relations, and marketing materials. The decrease of $10,000 from the quarter ended March 31, 1998 to the quarter ended September 30, 1998 was primarily due to front end loading of payroll taxes.

GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased $10,000 from the quarter ended June 30, 1998 to the quarter ended September 30, 1998. This decrease was directly related to the decrease in salary and benefit costs associated with the loss of personnel. General and administrative expenses increased from $238,000 for the quarter ended December 31, 1998 to $395,000 for the quarter ended March 31, 1999, an increase of 66%. General and administrative expenses increased as a result of allocations made to Interspeed based on headcount. Headcount for the period increased from 28 to 36.

Results of Operations

The following table sets forth certain statements of operations for the years ended September 30, 1997 and 1998 and the six months ended March 31, 1998 and 1999. This information should be read with our financial statements and notes included elsewhere in this prospectus.

                                                  Period from
                                                  October 23,
                                                     1996
                                                  (inception)   Year Ended
                                                 to September    September        Six Months
                                                      30,           30,        Ended March 31,
                                                 -------------  -----------  --------------------
(In thousands except per share data)                 1997          1998        1998       1999
-----------------------------------------------  -------------  -----------  ---------  ---------
                                                                                 (unaudited)
Revenue........................................    $      --     $      --   $      --  $     391
Cost of revenue................................           --            --          --        312
                                                 -------------  -----------  ---------  ---------
Gross profit...................................           --            --          --         79
                                                 -------------  -----------  ---------  ---------
Operating expenses:............................
  Research and development.....................          878         3,204       1,550      2,413
  Sales and marketing..........................           --           401          80        356
  General and administrative...................          165           689         279        633
  Stock compensation...........................           --            19          --        103
                                                 -------------  -----------  ---------  ---------
      Total operating expenses.................        1,043         4,313       1,909      3,505
                                                 -------------  -----------  ---------  ---------
Loss before income taxes.......................       (1,043)       (4,313)     (1,909)    (3,426)
Income tax expense.............................           --            --          --         --
                                                 -------------  -----------  ---------  ---------
Net loss.......................................    $  (1,043)    $  (4,313)  $  (1,909) $  (3,426)
                                                 -------------  -----------  ---------  ---------
                                                 -------------  -----------  ---------  ---------
Net loss per share-basic and diluted...........    $   (0.24)    $   (0.54)  $   (0.24) $   (0.43)
                                                 -------------  -----------  ---------  ---------
                                                 -------------  -----------  ---------  ---------
Shares used to compute net loss per share-basic
  and diluted..................................        4,364         8,000       8,000      8,000

Six Months Ended March 31, 1999 and 1998

REVENUE. During the six months ended March 31, 1999, total revenues from product sales totalled $391,000 with the majority of these revenues concentrated in the months of February and March 1999 pursuant to the general availability of our product in February 1999.

COST OF REVENUE. During the six months ended March 31, 1999, cost of revenue totalled $312,000, the majority of which is related to revenue recognized in February and March of 1999.

GROSS PROFIT. During the six months ended March 31, 1999, gross profit as a percentage of revenue was 20%, due primarily to the early stages of our production build-up. As we achieve higher selling volumes, gross profit as a percentage of revenue is expected to improve as manufacturing efficiencies are achieved and fixed manufacturing costs are spread among higher product shipment volume.

RESEARCH AND DEVELOPMENT. In the first six months ended March 31, 1999, research and development expenses increased by 56% to $2.4 million from $1.6 million during the first six months of 1998, directly associated with the increase in salary and benefit costs related to the hiring of 13 additional development professionals and costs incurred in building the first prototypes of our product for testing. We expect that research and development expenses in future periods will continue to increase in absolute dollar terms.

SALES AND MARKETING. In the first six months ended March 31, 1999, sales and marketing expenses increased by 345% to $356,000 from $80,000 in the first six months of 1998, mostly related to the increase in salary and benefit costs associated with additional staffing of 3 sales and marketing professionals which occurred late in 1998, and increased activity due to the release of our product to the market and the consummation of sales to customers. We expect that sales and marketing expenses in future periods will continue to increase in absolute dollar terms.

GENERAL AND ADMINISTRATIVE. In the first six months ended March 31, 1999, general and administrative expenses increased by 127% to $633,000 compared to $279,000 in six months ended March 31, 1998. The cost for the services provided by Brooktrout, included in General and Administrative Expenses, amounted $269,000 for the six month period ended March 31, 1998, and $464,000 for the six month period ended March 31, 1999. Because of the allocation method used, these costs increased as our total headcount increased by 17 people from October 1, 1997 to March 31, 1999.

STOCK COMPENSATION. In the six months ended March 31, 1999, compensation cost amortization was $103,000.

Years Ended September 30, 1998 and 1997

In the quarter ended December 31, 1999, we completed initial product development and released our first product for beta test. General release of our product for sale occurred in February 1999.

REVENUE, COST OF REVENUE AND GROSS PROFIT. During the years ended September 30, 1997 and 1998, we were still in the development stage and no products were available for shipment to customers.

RESEARCH AND DEVELOPMENT. Research and development expense increased approximately 265% in 1998 to $3.2 million for the period ended September 30, 1998 compared to $878,000 in the same period for the prior year. This increase is directly related to the addition of seven development professionals and costs incurred in building the first prototypes of our product for testing.

SALES AND MARKETING. In the years ended September 30, 1997 and 1998, expenses increased from $0 to $401,000. This increase was primarily due to personnel dedicated to our marketing effort and activities related to tradeshows and other marketing processes.

GENERAL AND ADMINISTRATIVE. In the years ended September 30, 1997 and 1998, general and administrative expenses increased by 318% to $689,000 in 1998 compared to $165,000 in 1997. Because of the allocation method used, these costs increased as our total headcount increased by 13 people during the period.

STOCK COMPENSATION. In the year ended September 30, 1998, compensation cost amortization was $19,000.

Liquidity and Capital Resources

Since inception, our operations have been funded through contributions of capital and loans from Brooktrout of approximately $1.2 million, $4.8 million and $3.1 million for the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1999, respectively. At March 31, 1999, we had long term notes payable to Brooktrout in the amount of $8.2 million. The notes are non-interest bearing. In connection with this offering, Brooktrout has agreed to contribute the outstanding note balance on the effective date of the offering to the capital of

Interspeed. Until the consummation of the offering, Brooktrout has agreed to continue to fund our operations.

For the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1998 and 1999, we purchased approximately $371,000, $369,000, $206,000 and $419,000, respectively, of equipment. We currently have no material commitments for additional capital expenditures.

We believe that the net proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months following this offering. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we might need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms which we believe are attractive, or at all. If we fail to raise capital when needed, it could harm our business, operating results and financial condition. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced.

We do not believe that inflation has had a significant effect on its operations to date.

Year 2000 Readiness Disclosure

The Year 2000 issue relates to potential problems arising from the way in which computer software processes functions that are date dependent. Many older systems use a two digit date format which may create ambiguities when passing into a new century.

GENERAL READINESS ASSESSMENT. As a wholly owned subsidiary of Brooktrout, we have relied on Brooktrout's Year 2000 Plan except with respect to our products and suppliers where we have instituted our independent compliance program. However, no assurance can be given that we or third parties with whom we have a business relationship will successfully address our or their Year 2000 issues.

ASSESSMENT OF INTERNAL INFRASTRUCTURE. With respect to our internal systems, we have relied on Brooktrout's Year 2000 Plan which consists of three phases--assessment, testing and implementation. Brooktrout is currently in the implementation phase and anticipates completing this phase during the third calendar quarter of 1999. We believe that all material systems will be compliant by the Year 2000.

ASSESSMENT OF INTERSPEED'S SOFTWARE AND PRODUCTS. We have gathered, tested and produced information about our products impacted by the Year 2000 transition. We believe that all of our products are in or will be in Year 2000 compliance.

SUPPLIERS All organizations dealing with the Year 2000 must address the effect this issue will have on their significant business relationships with key third parties. Our significant business relationships which may be adversely impacted by the Year 2000 issue include certain contractual relationships with key suppliers of components for our products and service providers for our internal systems. We continue to work with third parties to understand their ability to continue to provide services and products. If any significant Year 2000 problems are identified with third parties, contingency plans will be developed.

COSTS OF REMEDIATION. We continue to evaluate the estimated costs associated with achieving Year 2000 readiness but as of this date we do not expect these costs to be material.

CONSEQUENCES OF YEAR 2000 PROBLEMS. We anticipate that litigation may be brought against vendors of all component products of systems that are unable to properly manage data related to the Year 2000. We have not received any threats of such litigation. Although we believe our products are Year 2000 compliant, no assurance can be given that such litigation may not be threatened or brought in the future. Our failure or failure of our key suppliers and/or customers to be Year 2000 compliant may also result in litigation being brought against us in addition to making it more difficult and/or costly for us to manufacture and sell our products. Any such claims, with or without merit, or our failure or the failure of our suppliers or customers to be Year 2000 compliant could result in a material adverse affect on our business, financial condition and results of operations, including increased warranty costs, customer satisfaction issues and potential lawsuits. This section contains certain statements that are forward-looking statements. Our Year 2000 compliance, and the eventual affects of the Year 2000 on us may be materially different than currently projected. This may be due to, among other things, delays in the implementation of our Year 2000 Plan and the failure of key third parties with whom we have a significant business relationship to achieve Year 2000 compliance.

                                    BUSINESS

Overview

Interspeed designs, develops and markets advanced high-speed data communication solutions based on digital subscriber line, or DSL, technology. Our products enable data communication service providers such as competitive local exchange carriers, or CLECs, Internet service providers, or ISPs, and owners of multi-tenant units, or MTUs, to utilize existing copper wire infrastructure to deliver high speed data access to their customers. We believe we offer the only single platform system that integrates the principal components required to offer DSL service, including signal concentration, routing, switching and network management. Unlike traditional DSL products, our DSL Access Router, or DSLAR, offers our customers a highly scalable and flexible solution at a lower total cost of ownership.

Industry Overview

The data traffic generated by computer users accessing the Internet and business networks has increased significantly over the last few years and is expected to increase in the years to come. Several key factors driving this growth include electronic commerce, business usage of the Internet, remote access for teleworkers and distributed computing applications such as e-mail. According to International Data Corporation, or IDC, the number of Internet users worldwide reached approximately 150 million in March 1999 and is forecasted to grow to approximately 500 million by 2003. Forrester Research, Inc. predicts that business to business electronic commerce will grow from $43 billion in 1998 to $1.3 trillion in 2003. In addition, the number of small to medium sized businesses using computers is growing. According to Access Partners, an industry research consultant, there are 9.2 million small to medium sized businesses in the United States of which approximately 67% are using personal computers.

To address this growth and to take advantage of the new competitive opportunities created by passage of the Telecom Act, service providers such as ISPs, CLECs, incumbent local exchange carriers, or ILECs, and the regional bell operating companies, or RBOCs are looking for carrier class solutions which allow them to utilize the installed base of copper wire to offer increased data transmission speeds to their customers.

CURRENT DATA COMMUNICATIONS INFRASTRUCTURE--THE LAST MILE BOTTLENECK

    End users are increasingly demanding high data speeds to meet their evolving needs. While network backbones can support data speeds up to 10 gigabits, communication speeds over the last mile connection between the service providers' central office and the end user are often limited because data must travel over existing copper wire infrastructure equipment which was built to handle analog voice rather than bandwidth intensive data. This last mile connection often results in significant bottlenecks that limit high speed data transmission. Over 140 million copper lines are installed in businesses and homes in the United States and over 700 million copper lines are installed worldwide. Service providers are looking for ways to leverage this significant investment and offer increased transmission speeds over the last mile.

HIGH SPEED DATA ACCESS ALTERNATIVES

    A number of options are used to provide last mile connectivity including analog modems and ISDN, cable modems, T-1 and broadband wireless. However, each of these alternatives suffer from significant drawbacks, particularly for small to medium sized businesses and MTUs. Analog modems and ISDN, while generally affordable, currently only offer transmission speeds of 56 kilobits per second, or Kbps, and 128 Kbps, respectively, which are not sufficient for most business users. Cable, while offering speeds in excess of 1 million bits per second, or Mbps, is a shared medium, leading to security concerns and a reduction in transmission speed as users are added. In addition, cable is not generally available to most business users. T-1 provides data transmission speeds of up to
1.5 Mbps but requires expensive
infrastructure modification and substantial financial investment. Broadband wireless offers speeds comparable to cable modems but is considered by most business users as a technically unproven solution to the last mile bottleneck.

DSL TECHNOLOGY AS THE LAST MILE SOLUTION

    DSL technology, which was specifically developed to take advantage of existing copper infrastructure, offers an effective solution to the last mile bottleneck by providing dedicated high speed data access up to 2.3 Mbps at a competitive cost to end users. IDC estimates that worldwide DSL lines will grow from 58,000 in 1998 to 8.4 million in 2002, an annual growth rate of 247%. Additionally, IDC estimates that worldwide DSL network equipment revenue will grow from $16 million in 1998 to $612 million in 2002. The two dominant forms of DSL technology are asymmetric DSL, or ADSL, and symmetric DSL, or SDSL. ADSL transmits data at high speeds only downstream to the subscriber and is best suited for the residential market where consumers typically download large quantities of data but send limited data upstream. In contrast, SDSL supports the two way exchange of data at high speeds, satisfying the requirements of businesses.

DSL TECHNOLOGY--IMPORTANT BENEFITS

      - HIGH SPEED. DSL technology offers high speed data access at speeds ranging from 150 Kbps to several million bits per second at distances up to 23,000 feet dependent upon several line characteristics.

      - LOW COST. Because DSL takes advantage of the widely available existing copper wire infrastructure, it is relatively inexpensive to deploy.

      - SECURE DEDICATED CONNECTIONS. Since DSL connections are dedicated to each individual user, service providers can maintain high levels of performance and security even as new subscribers are added to the system.

DSL TECHNOLOGY--IMPLEMENTATION

    Implementation of DSL involves the installation of specialized equipment at the point where the copper wire interfaces with the data communications backbone. This point may be at the service provider central office or another communications hub. This specialized equipment performs several important functions, including:

      - SIGNAL CONCENTRATION. The concentrator receives the data signals from many DSL lines and consolidates them into a single higher bandwidth signal for uplink over high speed transmission lines.

      - ROUTING. Routers are required to process the data signals from the concentrator and direct them to their appropriate destinations. Routers or other equipment may also support additional functions such as authentication, encryption and firewall.

      - SYSTEM MANAGEMENT. Typically, each piece of equipment contains a software controlled management system enabling the user to manage system functionality and coordinate with other network equipment.

Historically, this has been accomplished by purchasing, installing and managing individual equipment components, including concentrators, routers and switches. This configuration can have some significant drawbacks, including additional capital and operating costs, space requirements and interoperability issues.

A typical configuration for a DSL system is illustrated below:

   [Diagram depicting CPE, concentrator, router, switch, backbone router and
                                   Internet]

Currently data communications service providers are seeking solutions which reduce the total cost of ownership of operating their networks. To achieve these objectives, the service providers demand a solution that effectively utilizes existing copper infrastructure to provide high speed data access to their customers. In addition, this solution must provide:

      -      high density to optimize limited central office space;

      -      scalability and modularity to extend product life; and

      -      ease of installation to eliminate deployment delays.

In a typical configuration based on current technology, DSL central office products are essentially DSL concentrators combined with a separate but compatible router and/or switch to provide security and authentication functions, and to process the data and forward it to its destination. This multiple product configuration is not only expensive to install, but also must undergo complicated interoperability testing to ensure that all combinations and configurations work. The necessary maintenance and training associated with this multiple product configuration can be costly and time consuming, thus increasing the service providers' total cost of ownership.

The Interspeed Solution

We offer a single platform carrier class DSL solution that enables data communications service providers to utilize existing copper infrastructure to deliver cost effective, high speed data access to small and medium sized businesses, MTUs and other organizations. Our products, referred to as DSL Access Routers or DSLARs, provide a reliable, highly scalable solution that integrates several important functions into one product. We believe this product represents a new category of DSL access equipment. Our DSLARs offer the following key benefits:

      - HIGH PERFORMANCE SOLUTION. Our DSLARs provide reliable DSL connections at speeds up to 2.3 Mbps.

      - SINGLE SYSTEM. Our DSLARs combine a concentrator and switch/router in a single product, in contrast to other DSL equipment vendors whose products require separate concentrators, routers and/or switches. We believe our products reduce the customer's total cost of ownership because they:

             - are available at a lower initial cost than that associated with purchasing individual components;

             -      have a smaller footprint and use less power;

             -      offer ease of installation and configuration;

             -      provide integrated system management; and

             -      allow simpler training of customer personnel.

Our single system architecture enables a simpler configuration of DSL equipment in the central office, as illustrated below:

 [Diagram depicting the DSLAR replacing signal concentrator, router and switch connecting
                     to a backbone router on the Internet]

      - FLEXIBLE SYSTEM ARCHITECTURE. Our DSLARs are designed with a flexible system architecture that allows a variety of our functional modules to be easily installed into the standard chassis. In addition, the product has been designed so that performance will not degrade as subscribers are added. This offers several significant advantages:

             - SCALABILITY AND DENSITY. Service providers can purchase our DSLARs with only the minimum number and type of modules that they initially require, yet have the ability to add modules as necessary to accommodate system expansion and changing functional needs. Our System 1000 product, for example, currently offers scalability from 16 ports to 192 ports within a single chassis.

             - FLEXIBILITY. Our product architecture permits different modules to be combined in a single system. This allows customers to define a configuration with, for example, different transmission speeds or different communication protocols, on different ports.

             - EASE OF UPGRADE. Our products are designed with a clear upgrade path. Hardware upgrades are achieved simply by removing and replacing the modules, without reconfiguring the system. In-service software upgrades can be implemented either on site or remotely, through an Internet connection and a commercially available web browser.

      - SUPPORT FOR VIRTUAL PRIVATE NETWORKS. Our DSLAR products enable a service provider to configure multiple virtual private networks, or VPNs, within the same DSLAR system. A VPN may consist of any group of ports where the data received on one port will only be delivered to other ports within the same VPN, providing security of transmitted data.

      - ADVANCED NETWORK MANAGEMENT. Our DSLARs include our proprietary SpeedView network management software which permits the network administrator to review network status and performance and reconfigure the DSLAR through an easy to use graphical user interface. Network managers can securely access the SpeedView management system from a remote location using a commercially available web browser. In addition, our

             DSLARs support standardized Simple Network Management Protocol, or SNMP, as well as command line interface for network management.

Strategy

Our mission is to become the leading provider of high speed data communications solutions to service providers who utilize the existing copper wire infrastructure to deliver high speed data access to small to medium sized businesses, MTUs and other organizations. The principal elements of our strategy are to:

      - PROVIDE AN INTEGRATED SOLUTION. In contrast to our competitors' products which require purchasing multiple discrete components, our DSLAR products provide an integrated system which reduces the total cost of ownership.

      - ACHIEVE BROAD MARKET PENETRATION. We intend to increase our market penetration through expanding our direct sales channel and establishing indirect sales channels to market our products. We intend to develop strategic relationships with OEMs and VARs to expand our ability to further penetrate our selected target markets.

      - DEVELOP LONG TERM CUSTOMER RELATIONSHIPS. Our sales and support strategy is to partner with our customers to meet their long-term needs. To achieve this, our teams of experienced sales professionals, sales engineers and technical support staff will work closely with our customers to provide pre- and post-sale service, including joint sales presentations and cooperative trade show activities. In addition, we intend to implement formal training programs for our sales and technical support staff to ensure a high level of customer satisfaction.

      - ESTABLISH AN INTERNATIONAL PRESENCE. The international markets, particularly Europe and the Pacific Rim, offer a significant opportunity for our products. We intend to take a number of steps to expand internationally. We have and will continue to design our products to comply with regulatory standards of international markets. Additionally, we are currently exploring international partnerships in Europe and the Pacific Rim to establish direct sales and OEM and VAR relationships.

      - MAINTAIN TECHNOLOGICAL AND PRODUCT LEADERSHIP. Our products enable service providers to offer high speed data access to their customers, especially small and medium sized businesses, MTUs and other organizations. We expect these markets to grow rapidly and their specific requirements to evolve over time. We believe our single, integrated DSLAR products provides us with a significant technological leadership position in the high speed data access market. We intend to maintain and leverage this technological leadership by continuing to add functionality to and increase the performance of our products. In addition, we intend to monitor the evolving requirements of service providers and their customers to incorporate their needs into our product development process.

Products

SYSTEM 1000 AND SYSTEM 500 DSL ACCESS ROUTER

    Our DSLARs represent a new generation of carrier class remote access equipment. The Interspeed System 1000/500 DSLARs combine all the functionality required to provide high speed data access service on a single platform. Our DSLARs include the line interfaces or modems, data aggregation and statistical multiplexing and Layer 2 and 3 switching and routing, as well as a packet- or cell-based backbone interface. Our System 1000/500 DSLARs can operate as a fully functional router supporting industry standard protocols. The entire system is enhanced by our full featured administration and management software, SpeedView, that incorporates a web server to provide a browser based interface.

SCALABILITY AND DENSITY

    The System 1000/500 incorporates a multi-gigabit backplane to provide a scalable and flexible architecture. The System 1000 is a NEBS compliant, 14 slot chassis housing 12 line modules capable of supporting a total of 192 DSL ports. Each DSL port supports symmetrical data rates of up to 2.32 Mbps using a single copper wire pair. The chassis accepts two switch modules to provide a fully redundant switching and routing system. Each switch module provides five Ethernet ports. The System 500 is identical to the System 1000 except it offers a four slot chassis that accepts three line modules and one switch module to support a total of 48 DSL ports.

CURRENTLY AVAILABLE HARDWARE MODULES

      - LM02. This is our second generation line module that replaces the first generation LM01 module. This module supports a total of 16 ports of SDSL. Each port can be individually configured to operate at one of several speeds ranging from 192 Kbps to 2.3 Mbps.

      - SM01. This is our Ethernet based switch/router module. The SM01 has five Ethernet ports. This module operates as a full featured IP router and supports industry standard protocols including RIP/RIP2 and OSPF. Alternatively, it can be configured to operate as a Layer 2 switch.

      - SM02. This module is identical to SM01 except it has one fiber optic Ethernet port.

      - MM. The Media Module provides enhanced serviceability by allowing customers to replace line modules without disturbing the DSL wiring.

VIRTUAL PRIVATE NETWORKS

    The Interspeed System 1000/500 DSLARs are designed to support VPNs. This allows the service provider to configure multiple secure networks within the same chassis. Each system supports up to 32 VPNs where a VPN may consist of any group of physical ports or logical ports such as a virtual channel on an ATM port. The data received on one port will only be delivered to other ports within the same VPN. Each of the VPNs may implement a different routing or switching mode. Administrative security can be applied such that a user looking for network information can only view information pertinent to the VPN of which the user is a part.

DEVICE MANAGEMENT/SPEEDVIEW

    The System 1000/500 provides a powerful set of administration and management functions. Three different methods are available to manage the system. Interspeed conforms to the SNMP to support dedicated network management software platforms. SpeedView is a management interface using a web server, which enables complete system management and configuration from a commercially available browser.

A complete DSLAR contains at a minimum one System 1000 or 500 chassis, one SM01 or SM02 switch/ router module, one LM02 line module and one Media Module. An example of our DSLAR is set forth below.

        [Diagram indicating internal layout of our DSLAR architecture.]

                         Interspeed DSLAR Architecture

Customers

Our customers consist of OEMs, VARs and system integrators. Aggregate sales to our two largest customers accounted for approximately 92% of our total revenues for the six months ended March 31, 1999. Of these, Cabletron Systems, Inc. accounted for approximately 79% of total sales and Nissho Iwai accounted for approximately 13% of our total sales.

Sales and Marketing

We have a direct sales force headquartered in North Andover, Massachusetts, with senior regional sales managers covering the West, Midwest, South and East regions of the United States. Each sales region is supported by sales engineers that provide technical support to our sales force and customers. As of June 1, 1999, we had a total of eight employees in direct sales, marketing and sales engineering in the United States, and are in the process of recruiting additional sales personnel. The direct sales force is responsible for establishing relationships with key accounts within each territory. Key accounts are generally classified as data service providers, such as the RBOCs/ILECs, CLECs, ISPs, or as OEMs, VARs and system integrators.

We have also initiated marketing activities in Europe and the Pacific Rim. These efforts include the signing of Nexcomm as our Korean distributor, commissioning market studies in Europe and in Japan in order to generate leads and contacts, and actively recruiting regional sales managers to cover international markets.

In addition to our customer specific efforts, our marketing activities include attendance at industry trade shows and conferences, advertising of our products in industry trade journals, operating a web site, and ongoing communications with potential customers, industry analysts and the trade press.

Customer Service and Support

We employ teams of experienced sales professionals, sales engineers and technical support staff that provide pre- and post-sales support including installation and technical assistance. Our sales and support staff also participate in and provide support for joint sales presentations and cooperative trade show activities with our customers. Our support services are available to our customers both on site and by telephone and remote access seven days a week on a 24-hour a day basis. In order to achieve current and long term customer satisfaction, our sales and support staff provide customer feedback to our product design engineers to ensure that we satisfy our customers' evolving requirements.

Warranties on our products extend for 12 months. We have a variety of hardware maintenance and support programs tailored to our customers' specific requirements which are available for products no longer under warranty. These programs vary from agreements to provide service on a time and materials basis to annual service contracts based on a percentage of the cost of the product. To date, revenues attributable to customer service and support services have been immaterial.

Research and Development

As of June 1, 1999 our research and development team included 28 qualified engineers with data communication industry experience. Our research and development team transitioned the System 1000/500 products from the product definition stage to final beta testing in only 18 months and continues to develop enhancements to, and extensions of, that product family. During the fiscal years ended September 30, 1997 and 1998 and the six months ended March 31, 1999, we spent approximately $878,000, $3.2 million, and $2.4 million respectively, on research and development.

Our research and development efforts are focused primarily on adding to and enhancing the functions and features of our DSLAR products as well as the design and development of next generation products. In the future we intend to offer our customers other switch router modules including ATM over OC3, ATM over DS3 and T1/E1. We are prepared to support market needs through technological developments including but not limited to IDSL, ADSL, HDSL2 and VDSL. We plan to incorporate into our products a number of additional industry standard protocols including point to point protocol, Frame Relay and multi protocol over ATM.

Competition

The DSL equipment market is in its early stage of development and no market participant has yet achieved a competitively significant installed base or market following.

Our competitors are generally divided into two segments. One segment focuses on selling equipment to data communication service providers that target the business user end market. The other segment focuses on selling equipment to data communication service providers that target the MTU market. Generally, customers must purchase and interconnect individual equipment components from numerous suppliers to achieve the functionality of our DSLAR products. We compete directly with Ascend Communications, Inc. (which has agreed to be acquired by Lucent Technologies Inc.), Copper Mountain Networks, Inc., Diamond Lane (which was acquired by Nokia, Inc.), Paradyne Networks, Inc. and Tut Systems, Inc.

The principal competitive factors in our market include:

      -      system reliability, performance and features;

      -      technical support and customer service;

      -      ease of installation and use;

      -      total cost of ownership;

      -      size and stability of operations; and

      -      brand recognition.

Manufacturing

We currently outsource the majority of our manufacturing to contract manufacturers. We currently perform final test, assembly and packaging of our products at our facility in North Andover, Massachusetts. We use a small number of independent manufacturers to manufacture printed circuit boards, chassis and subassemblies for our products. In addition, we use a combination of standard parts and components in our products, which are generally available from more than one vendor. Some components are obtained from a sole or single source and, should supply of these components cease, would require redesign of our products. While we work closely with some well established vendors, we have no supply commitments from our vendors and we generally purchase components on a purchase order basis, rather than entering into long term agreements with our vendors. To date, we have generally been able to obtain adequate supplies in a timely manner from our current suppliers. We have identified alternate vendors should current vendors be unable to fulfill our needs. However, a reduction or interruption in supply or a significant increase in the price of components would materially and adversely affect our business, financial condition and results of operations.

Our manufacturing floor follows industry standard electro-static discharge procedures and we use a materials resource system to control product flow. Our product is built to meet or exceed current Institute for Interconnecting and Packaging Electronic Circuits, or IPC, standards. We have designed our manufacturing processes and business practices to conform to ISO 9000 standards and we intend to apply for ISO 9000 certification.

Quality control and quality assurance are carefully monitored. Key metrics which we measure include supplier on-time delivery, inventory level, order to delivery time and customer installation failure rate. All metrics are measured, tracked and improved through root cause failure analysis, containment and corrective action implementation.

Intellectual Property

We rely on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements with our employees and third parties and other protective measures to protect our proprietary rights. We have filed a patent application covering aspects of the design of our single platform DSL hardware solution. We do not yet have any issued patents, and it is unclear whether any patents will be issued in the future. Although we employ a variety of intellectual property assets in the development and manufacturing of our products, we believe that none of such intellectual property is individually critical to our current operations. Although we are not aware that our products infringe on the proprietary rights of third parties, there can be no assurance that others will not assert claims of infringement in the future or that, if made, such claims will not be successful. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of us, could result in significant expense and divert our efforts from daily operations. In the event of any adverse ruling, we may be required to pay substantial damages, discontinue the sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to use infringing or substituted technology. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market our products effectively. There can be no assurance that any necessary licenses will be available on commercially reasonable terms.

Employees

As of June 1, 1999, we had 45 full time employees. We are not a party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees. We consider our relationships with our employees to be good.

Facilities

We are headquartered in a facility consisting of approximately 36,000 square feet in North Andover, Massachusetts, under a lease expiring in 2004. We have an engineering office in Richardson, Texas, where we lease 3,208 square feet under a lease expiring in January 2001. We anticipate opening additional regional sales offices in the future as we increase the size of our sales force and expand our sales and marketing initiatives.

Legal Proceedings

We are not currently involved in any pending legal proceedings that are expected to have a material adverse effect on our business.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

Our executive officers, key employees and directors, their ages and their positions as of June 17, 1999, are as follows:

Name                                           Age      Position
-----------------------------------------      ---      ------------------------------------------------------
Stephen A. Ide...........................          55   President and Director
William J. Burke.........................          54   Chief Financial Officer, Senior Vice President-Finance
                                                        and Treasurer
Rajeev Agarwal...........................          39   Chief Technology Officer and Senior Vice
                                                        President-Research and Development and Director
Christopher P. Whalen....................          37   Vice President--Sales and Marketing
Eric R. Giler (1)(2).....................          43   Director
Robert G. Barrett (1)(2).................          54   Director
Paul J. Severino (1)(2)..................          52   Director

------------------------------------
(1) Member of the compensation committee.

(2) Member of the audit committee.

STEPHEN A. IDE has served as our President since January 1997. Mr. Ide has served as a director since October 1996. Mr. Ide currently serves as Senior Vice President of Brooktrout, Inc., our parent corporation. From January 1993 to December 1996, Mr. Ide was Senior Vice President of Sales and Marketing for Brooktrout and was Vice President of Sales and Marketing from 1987 to December 1992. Prior to joining Brooktrout, Mr. Ide was co-founder and President of Computer Telephone Corp., currently CTC Communications, Inc., a publicly traded CLEC. Mr. Ide also served as Vice President of Operations for Rolm of New England Corporation.

WILLIAM J. BURKE has served as our Chief Financial Officer, Senior Vice President-Finance and Treasurer since May 1999. Prior to joining Interspeed from August 1998 to May 1999, Mr. Burke was the Vice President of Finance and Administration and Chief Financial Officer of Teloquent Communications Corporation, a privately held company and provider of software, hardware and services for network-independent virtual call centers. From 1996 to 1998, Mr. Burke was the Director of Telecommunications Banking at Tucker Anthony Cleary Gull. From 1988 to 1996, Mr. Burke was at Boston Technology, a worldwide provider of voice messaging and telecommunications equipment for enhanced service and network based providers. He was Boston Technology's first Vice President of Finance and Chief Financial Officer and helped manage its global expansion and 1990 public offering. Mr. Burke is a member of the Board of Directors and the Executive Committee of the Massachusetts Telecommunications Council.

RAJEEV AGARWAL has served as our Chief Technology Officer and Senior Vice President--Research and Development since 1997. Mr. Agarwal has served as a director since March 1997. Prior to co-founding Interspeed, Mr. Agarwal worked at Cabletron Systems from July 1987 to March 1997 where he established several research and development programs to deliver new products including cable modems and products incorporating 10BaseT, FDDI and ATM technologies.

CHRISTOPHER P. WHALEN has served as our Vice President--Sales and Marketing since January 1999. He had previously been National Sales Manager since January 1998. Prior to joining Interspeed, Mr. Whalen worked in numerous sales and sales management positions at Brooktrout from 1990 to 1998, including Western Regional Sales Manager from 1995 to 1997 and Major Account Sales Manager from 1992 to

1995. Mr. Whalen worked for Dictaphone Corporation from 1986 to 1990 as Sales Manager and in other sales capacities.

ERIC R. GILER has served as a director since October 1996. Mr. Giler co-founded Brooktrout in 1984 and has served as President and a director of Brooktrout since Brooktrout's inception. Mr. Giler is Chairman of the Massachusetts Telecommunications Council. Mr. Giler also serves as a director of Netegrity, Inc. and of various privately-held technology companies.

ROBERT G. BARRETT has served as a director since June 1999. Mr. Barrett has been a general partner of Battery Ventures, L.P. since 1984. Mr. Barrett currently serves as a director of Brooktrout and Peerless Systems Corp. Mr. Barrett also serves as a director of various privately held technology companies.

PAUL J. SEVERINO has served as a director since June 1999. Mr. Severino has been Chairman of the Board of NetCentric Corp. since 1998. From 1994 to 1998, Mr. Severino was Chairman of the Board of Bay Networks. From 1986 to 1994, Mr. Severino was President and Chief Executive Officer of Wellfleet Communications. Mr. Severino also serves as a director of Media 100, Inc. and SilverStream, Inc.

Each officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Staggered Board

The number of directors is currently fixed at five. The board of directors is divided into three classes, each of whose members will serve for a staggered three-year term. The board of directors consists of two Class I directors, Eric
R. Giler and Rajeev Agarwal, whose term will expire at the annual meeting held in 2000, two Class II directors, Robert G. Barrett and Stephen A. Ide, whose terms will expire at the annual meeting held in 2001, and one Class III director, Paul J. Severino, whose term will expire at the annual meeting held in 2002.

Committees of the Board of Directors

AUDIT COMMITTEE. The audit committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The members of the audit committee are Robert G. Barrett, Eric R. Giler and Paul J. Severino.

COMPENSATION COMMITTEE. The compensation committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. The members of the compensation committee are Robert G. Barrett, Eric R. Giler and Paul J. Severino. The compensation committee also serves as the option committee under the 1999 Stock Option and Grant Plan.

OTHER COMMITTEES. The board of directors may establish, from time to time, other committees to facilitate the management of our business.

Director Compensation

On the fifth day following their election to the board, Robert G. Barrett received a non-qualified option under the 1999 Stock Option and Grant Plan for 30,000 shares, of which 22,500 vested upon grant and 7,500 will vest quarterly over the final two quarters of his two year term, and Paul J. Severino received a non-qualified option under the 1999 Stock Option and Grant Plan for 45,000 shares, of which 22,500 shares vested upon grant and 22,500 will vest quarterly over the final six quarters of his three year term. In the future, each director, who is neither an employee of Interspeed nor Brooktrout, will receive, upon election to the board, an option under the 1999 Stock Option and Grant Plan for 45,000 shares that will vest quarterly during each director's three year term.

Compensation Committee Interlocks and Insider Participation

Before June 1999, we did not have a compensation committee or similar committee of the board of directors, and the then directors Messrs. Giler, Ide and Agarwal each participated in deliberation of our board of directors concerning executive officer compensation. In June 1999, the compensation committee of the board of directors consisting of Robert G. Barrett, Eric R. Giler and Paul J. Severino, was established. The Compensation Committee reviews and makes recommendations to the board of directors regarding the compensation for senior management and key employees of Interspeed.

Executive Compensation

The following table sets forth in summary form the compensation that was paid to our President and the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 in the fiscal year ended September 30, 1998.

                           Summary Compensation Table

                                                                     1998
                                                                 Fiscal Year          Long-Term
                                                                 Compensation       Compensation
                                                            ----------------------  -------------
                                                                                     Securities
                                                                                     Underlying          All
                                                                                      Options/          Other
                                                              Salary      Bonus         SARs        Compensation
                                                            ----------  ----------  -------------  ---------------
Stephen A. Ide............................................  $  167,500  $  112,979           --       $   2,323(1)
  President
Rajeev Agarwal............................................  $  110,000  $   32,500       20,000       $   2,400(1)
  Chief Technology Officer and Senior Vice
  President-Research and Development
Christopher P. Whalen.....................................  $  112,500          --       40,000       $   2,400(1)
  Vice President-Sales and Marketing

------------------------------------

(1)  Includes a matching contribution under our 401(k) plan.

Option Grants in Last Fiscal Year.

The following table sets forth information regarding stock options granted during fiscal year 1998 to our President and the other most highly compensated executive officers. The exercise price per share of each option is equal to the fair market value of the common stock as of the grant date.

The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates, compounded annually, as mandated by the SEC. The potential realizable value is not intended to predict future appreciation of the price of our common stock. The values shown do not consider nontransferability, vesting or termination of the options upon termination of an employee's employment relationship with us.

                       Option Grants In Last Fiscal Year

                                                                                                              Potential
                                                                                                             Realizable
                                                                                                                Value
                                                                                                             at Assumed
                                                                                                               Annual
                                                                                                              Rates of
                                                                      Individual Grants                         Stock
                                                   -------------------------------------------------------      Price
                                                    Number of   Percent of Total                            Appreciation
                                                   Securities        Options        Exercise                 for Option
                                                   Underlying      Granted to        or Base                    Term
                                                     Options      Employees in        Price     Expiration  -------------
Name                                               Granted(#)    Fiscal Year'(1)     ($/Sh)        Date         5%($)
-------------------------------------------------  -----------  -----------------  -----------  ----------  -------------
Stephen A. Ide...................................          --              --              --           --           --
Rajeev Agarwal...................................      20,000             5.2%      $     .13     07/01/08           --
Christopher P. Whalen............................      40,000            10.5%      $     .13     02/19/08           --


Name                                                  10%($)
-------------------------------------------------  -------------
Stephen A. Ide...................................           --
Rajeev Agarwal...................................           --
Christopher P. Whalen............................           --

------------------------------------
'(1) Based on total of 381,600 options granted in fiscal 1998.

Option Exercises and Fiscal Year-End Option Holdings and Values.

The following table sets forth information concerning the number and value of unexercised options to purchase common stock held by our President and the other most highly compensated executive officers. The President and the named executive officers did not exercise any stock options during fiscal year 1998. There was no public trading market for our common stock as of September 30, 1998. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of an assumed initial public offering price of
$               per share, less the applicable exercise price.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                         Number of Securities
                                                        Underlying Unexercised           Value of Unexercised
                                                       Options at September 30,          In-The-Money Options
                                                                 1998                 at September 30, 1998 ($)
                                                      --------------------------  ----------------------------------
Name                                                  Exercisable  Unexercisable    Exercisable      Unexercisable
----------------------------------------------------  -----------  -------------  ---------------  -----------------
Stephen A. Ide......................................          --            --              --                --
Rajeev Agarwal......................................     120,667       299,332              --                --
Christopher P. Whalen...............................       5,333        34,667              --                --

Stock Plans

1999 STOCK OPTION AND GRANT PLAN

Our 1999 Stock Option and Grant Plan (the "1999 Stock Plan") was initially adopted by our board of directors and approved by our stockholders in May 1999. The 1999 Stock Plan permits us to make grants of:

      -      incentive stock options;

      -      non-qualified stock options;

      -      stock appreciation rights;

      -      restricted stock;

      -      deferred stock awards;

      -      unrestricted stock;

      -      performance share awards; and

      -      dividend equivalent rights.

The 1999 Stock Plan provides for the issuance of up to 1,012,868 shares of common stock, of which 937,868 shares of common stock are available for future grants.

To ensure that certain awards granted to the top five named executive officers under the 1999 Stock Plan qualify as "performance-based compensation" under
Section 162(m) of the Internal Revenue Code of 1986, or the Code, the 1999 Stock Plan provides that a committee of not less than two independent directors may require that the vesting of such awards be conditioned on the satisfaction of performance criteria which may include any or all of the following: (i) our return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels of us or any subsidiary, division, operating unit or business segment thereof, or any combination of the foregoing; (iii) cash flow, funds from operations or similar measures; (iv) total stockholder return; (v) changes in the market price of our common stock; (vi) sales or market share; or (vii) earnings per share. The committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. To satisfy the requirements of Section 162(m) of the Code, stock options and stock appreciation rights with respect to no more than 250,000 shares of common stock (subject to adjustment for stock splits and similar events) may be granted to any one individual during any one calendar year period. In addition, the maximum award of restricted stock, performance shares or deferred stock (or combination thereof) for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 250,000 shares of common stock (subject to adjustment for stock splits and similar events) for any performance cycle.

1999 STOCK PLAN ADMINISTRATION. The 1999 Stock Plan provides for administration by a committee of not fewer than two non-employee directors, as appointed by the board of directors from time to time (the "Option Committee"). Our compensation committee serves as our Option Committee.

The Option Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1999 Stock Plan. The Option Committee may not reprice outstanding options, other than to appropriately reflect changes in our capital structure. The Option Committee may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Option Committee may permit interest, dividend or deemed dividends to be credited to the amount of deferrals.

ELIGIBILITY AND LIMITATIONS ON GRANTS. All officers, employees, directors and key persons (including consultants and prospective employees) of the Company are eligible to participate in the 1999 Stock Plan, subject to the discretion of the Option Committee. In no event may any one participant receive options to purchase more than 250,000 shares of common stock (subject to adjustment for stock splits and similar events) during any one calendar year period, as stated above. In addition, as stated above, the maximum award for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 250,000 shares of common stock (subject to adjustment for stock splits and similar events) for any performance cycle.

STOCK OPTIONS. Options granted under the 1999 Stock Plan may be either Incentive Stock Options ("Incentive Options") within the definition of Section 422 of the Code or Non-Qualified Stock Options ("Non-Qualified Options"). Options granted under the 1999 Stock Plan will be Non-Qualified Options if they
(i) fail to meet the definition of Incentive Options, (ii) are granted to a person not eligible to receive Incentive Options under the Code, or (iii) otherwise so provide. Incentive Options may be granted only to officers or other employees of the Company. Non-Qualified Options may be granted to persons eligible to receive Incentive Options and to non-employee directors and other key persons.

OTHER OPTION TERMS. The Option Committee has authority to determine the terms of options granted under the 1999 Stock Plan. Generally, Incentive Options and Non-Qualified Options are granted with an exercise price that is not less than the fair market value of the shares of common stock on the date of the option grant. However, Non-Qualified Options which are granted in lieu of a participant's cash bonus, at the participant's election with the consent of the Committee, will have an exercise price that is not less than 85 percent of the fair market value of the shares of common stock on the date of the option grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Option Committee and may not exceed ten years from date of grant. The Option Committee will determine at what time or times each option may be exercised and, subject to the provisions of the 1999 Stock Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Option Committee. In general, unless otherwise permitted by the Option Committee, no option granted under the 1999 Stock Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee's lifetime only by the optionee, or by the optionee's legal representative or guardian in the case of the optionee's incapacity.

Options granted under the 1999 Stock Plan may be exercised for cash or, if permitted by the Option Committee, by transfer to us, of shares of common stock which are not then subject to restrictions under any of our stock plans, which have been held by the optionee for at least six months or were purchased on the open market, and which have a fair market value equivalent to the option exercise price of the shares being purchased, or by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us.

At the discretion of the Option Committee, stock options granted under the 1999 Stock Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain their equity interest without dilution.

To qualify as Incentive Options, options must meet additional Federal tax requirements, including a $100,000 limit on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of large stockholders.

TAX WITHHOLDING. Participants under the 1999 Stock Plan are responsible for the payment of any federal, state or local taxes which we are required by law to withhold upon any option exercise or vesting of other awards. Participants may elect to have such tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.

STOCK APPRECIATION RIGHTS. The Option Committee may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of common stock over the exercise price per share specified in the related stock option or, in the case of a freestanding SAR, the price per share specified in such right, which price may not be less than the fair market value of the common stock on the date of grant, multiplied by the number of shares of common stock with respect to which the SAR is exercised. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

RESTRICTED STOCK AWARDS. The Option Committee may grant shares, at par value or for a higher purchase price determined by the Committee, of common stock to any participant subject to such conditions and restrictions as the Option Committee may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the Option Committee. The purchase price, if any, of shares of restricted stock will be determined by the Option Committee. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

DEFERRED STOCK AWARDS. The Option Committee may also award phantom stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Option Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. During the deferral period, subject to the terms and conditions imposed by the Option Committee, the deferred stock awards may be credited with dividend equivalent rights. Subject to the consent of the Option Committee, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

UNRESTRICTED STOCK AWARDS. The Option Committee may also grant shares, at par value or for a higher purchase price determined by the Option Committee, of common stock which are free from any restrictions under the 1999 Stock Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

DIVIDEND EQUIVALENT RIGHTS. The Committee may grant dividend equivalent rights which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the 1999 Stock Plan may be paid currently or be deemed to be reinvested in additional shares of common stock, which may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under a dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award. Awards under the 1999 Stock Plan that are payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

PERFORMANCE SHARE AWARDS. The Option Committee may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the Option Committee shall determine.

ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS, ETC. The 1999 Stock Plan authorizes the Option Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 1999 Stock Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation, the Option Committee in its discretion may provide for appropriate substitutions or adjustments of outstanding stock options or SARs; alternatively, outstanding stock options and SARs will terminate and the holder will receive a cash payment equal to the excess of the fair market value per share over the applicable exercise price, multiplied by the number of shares of common stock covered by the stock option or SAR.

ACCELERATION UPON A MERGER, SALE OR CHANGE OF CONTROL OF THE COMPANY. Upon a merger, sale or change of control of the Company, all outstanding awards to executive officers and directors will immediately become exercisable.

AMENDMENTS AND TERMINATION. The board of directors may at any time amend or discontinue the 1999 Stock Plan and the Option Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Code to ensure that options granted under the 1999 Stock Plan qualify as Incentive Options, 1999 Stock Plan amendments shall be subject to approval by our stockholders.

1999 EMPLOYEE STOCK PURCHASE PLAN

Our 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by our board of directors in May 1999 and was subsequently approved by our stockholders. Up to 200,000 shares of common stock may be issued under the Purchase Plan. The Purchase Plan is administered by the compensation committee of the board of directors.

The first offering under the Purchase Plan will begin on the effective date of the Company's first underwritten public offering and end on March 31, 2000. Subsequent offerings will commence on each October 1 and April 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period will be eligible to participate in the Purchase Plan. An employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of our stock will not be able to participate in the Purchase Plan.

During each offering, an employee may purchase shares under the Purchase Plan by authorizing payroll deductions of up to 10% of his or her cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited to the number of whole shares which is less than or equal to $12,500 divided by the closing price (offering price to the public with respect to the initial offering period) per share on the first day of the applicable offering period. Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the period at a price equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. For purposes of the initial offering period, the fair market value of common stock on the first day of the offering period shall be the offering price to the public. Under applicable tax rules, an employee may purchase no more than $25,000 worth of common stock in any calendar year. No common stock has been issued to date under the Purchase Plan.

Limitations on Directors' and Executive Officers' Liability and Indemnification

Our Certificate of Incorporation provides for the indemnification of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

At present, we have no pending litigation or proceeding involving a director or officer of Interspeed in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of common stock as of June 15, 1999 and as adjusted to reflect the sale of the common stock offered hereby of:

      - the President and each of our directors and named executive officers;

      -      all directors and executive officers as a group; and

      - each person who is known by us to own beneficially more than 5% or more of the outstanding shares of the common stock, including Brooktrout, Inc., the selling stockholder.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder. The address of Brooktrout, Inc. is 410 First Avenue, Needham, MA 02494.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after June 15, 1999 through the exercise of any stock option or other right. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

                                                          Shares Beneficially                 Shares Beneficially
                                                                 Owned                               Owned
                                                         Prior to the Offering               After the Offering(1)
                                                        -----------------------    Shares    ---------------------
Name                                                      Number    Percent(2)    Offered      Number     Percent
------------------------------------------------------  ----------  -----------  ----------  ----------  ---------
Brooktrout, Inc.......................................   8,000,000       99.77%          --          --
Rajeev Agarwal(3).....................................     205,333        2.50%                 205,333
Stephen A. Ide(4).....................................     120,000        1.47%                 120,000
Paul J. Severino(5)...................................      60,000           *                   60,000
Robert G. Barrett(6)..................................      20,000           *                   20,000
Christopher P. Whalen(7)..............................      18,000           *                   18,000
Eric R. Giler.........................................          --                                   --
All directors and executive officers as a group
  (7 persons).........................................     423,333        5.01%

------------------------------------
*   Less than 1%

(1)  Assumes the underwriters do not elect to exercise the over-allotment option
    to purchase an additional             shares of common stock.

(2) Percentage ownership is based upon 8,018,132 shares of common stock issued and outstanding as of June 15, 1999.

(3) Represents 205,333 shares of common stock which may be acquired upon the exercise of options that are currently exercisable.

(4) Represents 120,000 shares of common stock which may be acquired upon the exercise of options that are currently exercisable.

(5) Represents 60,000 shares of common stock which may be acquired upon the exercise of options that are currently exercisable.

(6) Represents 20,000 shares of common stock which may be acquired upon the exercise of options that are currently exercisable.

(7) Represents 18,000 shares of common stock which may be acquired upon the exercise of options that are currently exercisable.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

Transition Services Agreement

Brooktrout has provided various services to us, including, but not limited to, payroll, data processing, information technology and telecommunications, tax, legal, treasury, human resources, accounts receivable management, order entry, employee benefits administration, marketing, financial accounting, executive services and insurance administration. Amounts reflected in our financial statements as fees charged by Brooktrout reflect the cost of these services as well as payments made by Brooktrout on our behalf for costs of providing insurance and employee benefits, rent and occupancy costs, and other out-of-pocket costs.

In connection with this offering, we have entered into a Transition Services Agreement with Brooktrout for the purposes of defining our ongoing relationship. Under the Transition Services Agreement, upon consummation of this offering Brooktrout will make available to us generally until December 31, 1999 many of the same services currently provided to us, and we will pay Brooktrout a variable fee for such services based on the amount and type of services used. This fee, generally payable monthly in arrears, has been determined by Brooktrout and us to be consistent with the historical costs of providing these services and adjusted to recognize certain additional services to be provided by Brooktrout to us after the offering and certain other services historically provided by Brooktrout which will be our responsibility to provide. In general, payments to third parties for insurance, employee benefits and similar out-of-pocket costs will be paid directly by us, and are not included within the fee payable to Brooktrout. We believe that the fees charged by Brooktrout are substantially equivalent to those that will be charged by third parties or the cost of providing the services internally. We cannot provide any assurance, however, that one or more third parties could not provide similar services for fees aggregating less than the fee payable to Brooktrout, or that we may not face increased costs after the expiration of the transitional services agreement.

Affiliated Transactions

We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must (i) be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors and (ii) be on terms no less favorable to us than can be obtained from unaffiliated third parties. In addition, this policy requires any loans by us to our officers, directors or other affiliates be for bona fide business purposes only.

Brooktrout has heretofore funded our operations primarily through open advances. On the closing of this offering, Brooktrout will cancel our outstanding
indebtedness in the amount of approximately $               as a contribution to
our capital, and without other consideration. Brooktrout will not provide any further financing for us after the closing of this offering.

Stockholder Rights Agreement

Pursuant to a Stockholder Rights Agreement to be entered into in connection with the Transition Services Agreement, we agreed to provide Brooktrout with the following registration rights for its shares of common stock:

      - the right to demand on an unlimited number of occasions that we register its shares of common stock under the Securities Act for resale to the public;

      - the right to piggyback on any registration by us of securities for our account or the account of other stockholders and to include its shares in the registration statement filed by us; and

      - the right, after we become eligible to use Form S-3, to require us to register its shares on a Form S-3.

Brooktrout has agreed pursuant to a lock-up agreement not to sell or offer to sell or otherwise dispose of any of its shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of U.S. Bancorp Piper Jaffray.

Brooktrout is permitted to transfer its registration rights to transferees who agree to be subject to the terms and conditions of the Stockholder Rights Agreement.

The Stockholder Rights Agreement also provides for us to indemnify Brooktrout against claims and liabilities, including claims and liabilities arising under the securities laws.

The transactions identified above may not have been conducted on terms no less favorable to us than could have been obtained from unaffiliated third parties. We have adopted a conflict of interest policy in connection with the offering. In the future, all transactions between any of our officers, directors and Brooktrout and us will require the approval of the disinterested members of our board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Part-Time Employment Agreement

Brooktrout and Stephen A. Ide entered into a letter agreement under which Mr. Ide will be retained by Brooktrout as a part-time employee of Brooktrout. In exchange for providing up to two hours of service per week advising Brooktrout's chief executive officer upon his request with respect to strategic and operational matters, Mr. Ide will receive $5,000 per year.

                          DESCRIPTION OF CAPITAL STOCK

General

Following the offering, our authorized capital stock will consist of 30,000,000
shares of common stock, $.01 par value per share, of which             will be
issued and outstanding; and 1,000,000 shares of undesignated preferred stock issuable in one or more series designated by the board of directors, of which no shares will be issued and outstanding.

Common Stock

VOTING RIGHTS

The holders of common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law, amendments to our certificate of incorporation must be approved by a majority of the voting power of the common stock.

DIVIDENDS

Holders of common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

OTHER RIGHTS

In the event of any merger or consolidation of Interspeed with or into another company as a result of which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of common stock will be entitled to receive the same kind and amount, on a per share of common stock basis, of such shares of stock and other securities and property, including cash. On liquidation, dissolution or winding up of Interspeed, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Following the offering, all the outstanding shares of common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof, in each case, if any, as are permitted by Delaware law and as the board of directors may determine by adoption of an amendment of our charter, without any further vote or action by our stockholders. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of our common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Interspeed.

Options

As of June 15, 1999, the Company had outstanding options to purchase a total of 1,961,000 shares of common stock pursuant to the 1997 Stock Plan at a weighted average exercise price of $.29 per share and had issued no options pursuant to the 1999 Stock Plan. Recommendations for option grants under the 1997 Stock Plan and the 1999 Stock Plan are made by the compensation committee. The compensation committee may issue options with varying vesting schedules, but all options granted pursuant to the stock plans must be exercised within ten years from the date of grant.

Registration Rights

Under the terms of the Stockholders Rights Agreement, Brooktrout may demand that we file a registration statement for the registration of its shares under the Securities Act. After the closing of the offering, Brooktrout also will be entitled to piggyback registration rights in connection with any registration by us of securities for our own account or the account of other stockholders. If we propose to register any shares of common stock under the Securities Act, we are required to give Brooktrout notice of the registration and to include its shares in the registration statement. At any time after we become eligible to file a registration statement on Form S-3, Brooktrout may require us to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to its shares of common stock.

We are generally required to bear all of the expenses of all demand and piggyback registrations, except underwriting discounts and commissions. We also have agreed to indemnify Brooktrout under the terms of the Stockholders Rights Agreement.

Indemnification Matters

Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our bylaws provide that directors and officers shall be, and in the discretion of the board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Interspeed. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. In addition, Interspeed's directors and officers are entitled to indemnification under Brooktout's bylaws. We also have directors' and officers' insurance against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Interspeed as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of Interspeed in which indemnification will be required or permitted.

Amendment of the Certificate of Incorporation

Any amendment to our certificate of incorporation must first be approved by a majority of the board of directors and thereafter approved by a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment.

Bylaw Provisions

Our bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. Our bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

Ability to Adopt Stockholder Rights Plan

The board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of a company by means of a merger, tender offer, proxy contest or otherwise if the board of directors determines that such change in control is not in the best interests of the company and its stockholders. The board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of Interspeed.

Statutory Business Combination Provision

Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

      - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

      - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

      - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our bylaws contains any such exclusion.

Trading on the Nasdaq National Market System

We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "ISPD."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be             .

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

After this offering,             shares of common stock will be outstanding. See
"Capitalization." Of these shares, the       shares sold in this offering will
be freely tradeable without restriction under the Securities Act except for any shares purchased by "affiliates" of the Company as defined in Rule 144 under the
Securities Act. The remaining   shares of common stock are "restricted
securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

In connection with this offering, our existing officers, directors and
Brooktrout, who will own a total of       shares of common stock after the
offering, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of U.S. Bancorp Piper Jaffray, on behalf of the underwriters. See "Underwriting." U.S. Bancorp Piper Jaffray may, however, in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meet the conditions and restrictions of Rule 144 as described below.

Beginning 180 days after the date of this prospectus or earlier with the prior
written consent of U.S. Bancorp Piper Jaffray,             shares and
            shares issuable upon exercise of outstanding vested options will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act.

In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

      -      1% of the then outstanding shares of common stock, which is
             expected to be approximately       shares upon the completion of
             this offering, or

      - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about Interspeed during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

In general, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after we become subject to the reporting requirements of the Exchange Act. Prior to the expiration of the lock-up agreement, Interspeed intends to register on a registration statement on Form S-8:

      - a total of up to 1,012,868 shares of common stock reserved for future issuance pursuant to the 1999 Stock Plan; and

      - a total of 200,000 shares of common stock reserved for future issuance pursuant to the 1999 Purchase Plan.

The Form S-8 will permit the resale in the public market of shares so registered by non-affiliates without restriction under the Securities Act.

We have agreed not to sell or otherwise dispose of any shares of common stock during the 180 day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1999 Stock Plan and 1999 Purchase Plan.

Following the offering, under specified circumstances and subject to customary conditions, Brooktrout will have rights with respect to all of its shares of common stock, subject to the 180 day lock-up arrangement, to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registrations of securities by us.

                                  UNDERWRITING

The underwriters named below, for whom U.S. Bancorp Piper Jaffray, Warburg Dillon Read LLC, a subsidiary of UBS AG, and Tucker Anthony Cleary Gull are acting as representatives, have agreed to buy, subject to the terms of the underwriting agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

                                                                                       Number
Underwriters                                                                          of Shares
-----------------------------------------------------------------------------------  -----------
U.S. Bancorp Piper Jaffray Inc.....................................................
Warburg Dillon Read LLC, a subsidiary of UBS AG....................................
Tucker Anthony Cleary Gull.........................................................
        Total......................................................................

The underwriters have advised us that they propose to offer the shares to the
public at $      per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $ per share. The underwriters may allow and the dealers may reallow a concession of not more than $ per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the representatives.

Of the             ordinary shares offered by us, up to             shares will
be reserved for sale to persons designated by us. Shares not sold to these persons will be reoffered immediately by the underwriters to the public at the initial public offering price. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Brooktrout has granted to the underwriters an option to purchase up to an
additional             ordinary shares at the same price to the public, and with
the same underwriting discount, as set forth above. The underwriters may exercise this option at any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the underwriting agreement.

The following table shows the underwriting fees to be paid to the underwriters and the expenses to be paid by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                                                Total
                                                                      -------------------------
                                                                                       Full
                                                          Per Share   No Exercise    Exercise
                                                         -----------  -----------  ------------
Underwriting discounts and commissions.................   $            $            $
Expenses...............................................   $            $            $

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and Brooktrout have agreed to certain restrictions on our ability to sell additional ordinary shares for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, or any securities convertible into, or exercisable or exchangeable for, ordinary shares, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreements provide exceptions for our sales in connection with the exercise of options granted and the granting of options to purchase shares under our existing stock option plans and certain other exceptions. However, U.S. Bancorp Piper Jaffray may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements. As of the date of this prospectus, there are no agreements between the representatives and any of our shareholders providing consent by the representatives to the sales of ordinary shares prior to the expiration of the lock-up period.

Prior to the offering, there has been no established trading market for the ordinary shares. The initial public offering price for the ordinary shares offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operation, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of the ordinary shares will correspond to the price at which the ordinary shares will trade in the public market subsequent to this offering or that an active public market for the ordinary shares will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the ordinary shares for their own account by selling more ordinary shares than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing ordinary shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the ordinary shares by bidding for or purchasing shares of ordinary shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if ordinary shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the ordinary shares to the extent that it discourages resales of the ordinary shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for Interspeed by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

The financial statements as of September 30, 1997 and 1998, and for the period October 23, 1996 (inception) to September 30, 1997 and the year ended September 30, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon said report given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call (212) 656-5060.

                                INTERSPEED, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................   F-2
Balance Sheets............................................................   F-3
Statement of Operations...................................................   F-4
Statements of Stockholder's Equity (Deficit)..............................   F-5
Statements of Cash Flows..................................................   F-6
Notes to Financial Statements.............................................   F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Interspeed, Inc.
North Andover, MA

We have audited the accompanying balance sheets of Interspeed, Inc. as of September 30, 1997 and 1998, and the related statements of operations, stockholder's equity (deficit), and cash flows for the period from October 23, 1996 (inception) to September 30, 1997 and for the year ended 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from October 23, 1996 (inception) to September 30, 1997 and for the year ended September 30, 1998.

Deloitte & Touche LLP
Boston, Massachusetts
May 14, 1999 (except for Note 10
as to which the date is June 18, 1999)

                                Interspeed, Inc.

                                 Balance Sheets

                       (in thousands, except share data)

                                                                       September 30,                    Pro forma
                                                                    --------------------   March 31,    March 31,
                                                                      1997       1998        1999         1999
                                                                    ---------  ---------  -----------  -----------
                                                                                          (unaudited)  (unaudited)
Assets
Current assets:
  Cash............................................................  $      21  $     132   $      61
  Accounts receivable.............................................         --         --         347
  Inventory.......................................................         --        587         436
  Prepaid expenses and other......................................          8         19         315
                                                                    ---------  ---------  -----------
      Total current assets........................................         29        738       1,159
  Property and equipment, net.....................................        319        489         615
  Other assets....................................................         --         --           5
                                                                    ---------  ---------  -----------
      Total assets................................................  $     348  $   1,227   $   1,779
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
  Accounts payable................................................  $     118  $     350   $     622
  Accrued expenses................................................         66        175         604
  Deferred revenue................................................         --         --          30
                                                                    ---------  ---------  -----------
      Total current liabilities...................................        184        525       1,256
  Long term note payable--due Brooktrout..........................        206      5,038       8,167    $      --
  Deferred rent...................................................         --         --          15           15
Commitments and contingencies (Notes 1 and 5)
Stockholder's equity (deficit):
  Preferred Stock, $0.01 par value per share; 1,000,000 shares
    authorized, no shares issued or outstanding...................         --         --          --           --
  Common stock, $.01 par value, 30,000,000 shares authorized
    8,000,000 shares issued and outstanding.......................         80         80          80           80
  Additional paid-in capital......................................        921      1,391       2,512       10,679
  Accumulated deficit.............................................     (1,043)    (5,356)     (8,782)      (8,782)
  Deferred compensation...........................................         --       (451)     (1,469)      (1,469)
                                                                    ---------  ---------  -----------  -----------
      Total stockholder's equity (deficit)........................        (42)    (4,336)     (7,659)   $     508
                                                                    ---------  ---------  -----------  -----------
                                                                                                       -----------
      Total.......................................................  $     348  $   1,227   $   1,779
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------

                       See notes to financial statements.

                                Interspeed, Inc.

                            Statements of Operations

                     (in thousands, except per share data)

                                                           Period from                                   Six months
                                                         October 23, 1996                             ended March 31,
                                                           (inception)              Year ended      --------------------
                                                      to September 30, 1997     September 30, 1998    1998       1999
                                                    --------------------------  ------------------  ---------  ---------
                                                                                                        (unaudited)

Revenue...........................................          $       --              $       --      $      --  $     391

Cost of revenue...................................                  --                      --             --        312
                                                               -------                 -------      ---------  ---------

Gross profit......................................                  --                      --             --         79
                                                               -------                 -------      ---------  ---------

Operating expenses:
  Research and development........................                 878                   3,204          1,550      2,413
  Sales and marketing.............................                  --                     401             80        356
  General and administrative......................                 165                     689            279        633
  Stock compensation..............................                  --                      19             --        103
                                                               -------                 -------      ---------  ---------

    Total operating expenses......................               1,043                   4,313          1,909      3,505
                                                               -------                 -------      ---------  ---------

Loss before income taxes..........................              (1,043)                 (4,313)        (1,909)    (3,426)
Income tax expense................................                  --                      --             --         --
                                                               -------                 -------      ---------  ---------

Net loss..........................................          $   (1,043)             $   (4,313)     $  (1,909) $  (3,426)
                                                               -------                 -------      ---------  ---------
                                                               -------                 -------      ---------  ---------

Net loss per share-
  basic and diluted...............................          $    (0.24)             $    (0.54)     $   (0.24) $   (0.43)
                                                               -------                 -------      ---------  ---------
                                                               -------                 -------      ---------  ---------

Shares used to compute net loss
  per share- basic and diluted....................               4,364                   8,000          8,000      8,000

                       See notes to financial statements.

                                Interspeed, Inc.

                  Statements of Stockholder's Equity (Deficit)

                                 (in thousands)

                                                          Common Stock        Additional
                                                    ------------------------    Paid-in    Accumulated     Deferred
                                                      Shares       Amount       Capital      Deficit     Compensation     Total
                                                    -----------  -----------  -----------  ------------  -------------  ---------
Balance, October 23, 1996 (inception).............          --    $      --    $      --    $       --     $      --    $      --
Common stock issued for cash to Parent............       8,000           80          921            --            --        1,001
Net loss..........................................          --           --           --        (1,043)           --       (1,043)
                                                         -----          ---   -----------  ------------  -------------  ---------
Balance, September 30, 1997.......................       8,000           80          921        (1,043)           --          (42)
Unearned compensation related to stock options....          --           --          470            --          (470)          --
Amortization of unearned compensation.............          --           --           --            --            19           19
Net loss..........................................          --           --           --        (4,313)           --       (4,313)
                                                         -----          ---   -----------  ------------  -------------  ---------
Balance, September 30, 1998.......................       8,000           80        1,391        (5,356)         (451)      (4,336)
Unaudited:
  Unearned compensation related to stock
    options.......................................          --           --        1,121            --        (1,121)          --
  Amortization of unearned compensation...........          --           --           --            --           103          103
  Net loss........................................          --           --           --        (3,426)           --       (3,426)
                                                         -----          ---   -----------  ------------  -------------  ---------
Balance, March 31, 1999 (unaudited)...............       8,000    $      80    $   2,512    $   (8,782)    $  (1,469)   $  (7,659)
                                                         -----          ---   -----------  ------------  -------------  ---------
                                                         -----          ---   -----------  ------------  -------------  ---------

                       See notes to financial statements.

                                Interspeed, Inc.

                            Statements of Cash Flows

                                 (in thousands)

                                                         Period from                         Six months ended
                                                       October 23, 1996    Year ended           March 31,
                                                        (inception) to    September 30,  ------------------------
                                                      September 30, 1997      1998          1998         1999
                                                      ------------------  -------------  -----------  -----------
                                                                                               (unaudited)
Cash flows from operating activities:
Net loss............................................      $   (1,043)       $  (4,313)    $  (1,909)   $  (3,426)
Adjustments to reconcile net loss to net cash used
  for operating activities:
  Depreciation......................................              52              199            95          293
  Stock compensation................................              --               19            --          103
  Increase (decrease) in cash from:
    Accounts receivable.............................              --               --            --         (347)
    Inventory.......................................              --             (587)          (12)         151
    Prepaid expenses and other......................              (8)             (11)          (43)        (301)
    Accounts payable................................             118              232           178          272
    Accrued expenses................................              66              109            44          429
    Deferred revenue................................              --               --            --           30
    Deferred rent...................................              --               --            --           15
                                                             -------      -------------  -----------  -----------
Net cash used for operating activities..............            (815)          (4,352)       (1,647)      (2,781)
                                                             -------      -------------  -----------  -----------
Cash flows used for investing activities-
  Purchases of property and equipment...............            (371)            (369)         (206)        (419)
                                                             -------      -------------  -----------  -----------

Cash flows from financing activities:
Proceeds from issuances of common stock, net........           1,001               --            --           --
Proceeds from long term debt-due Brooktrout.........             206            4,832         1,845        3,129
                                                             -------      -------------  -----------  -----------
Net cash provided by financing activities...........           1,207            4,832         1,845        3,129
                                                             -------      -------------  -----------  -----------
Net increase (decrease) in cash.....................              21              111            (8)         (71)
                                                             -------      -------------  -----------  -----------
Cash, beginning of period...........................              --               21            21          132
                                                             -------      -------------  -----------  -----------
Cash, end of period.................................      $       21        $     132     $      13    $      61
                                                             -------      -------------  -----------  -----------
                                                             -------      -------------  -----------  -----------

                       See notes to financial statements.

                                Interspeed, Inc.

                       Notes to the Financial Statements

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

1. Nature of the Business, Basis of Presentation and Summary of Significant Accounting Policies:

NATURE OF THE BUSINESS

Interspeed, Inc. (the "Company" or "Interspeed"), a wholly owned subsidiary of Brooktrout, Inc. ("Brooktrout"), was founded in October 1996 and began operations in March 1997. The Company designs, develops, and markets advanced high-speed data communications solutions based on digital subscriber line, or DSL, technology. The Company's products enable data communication service providers such as competitive local exchange carries, Internet service providers, and owners of multi-tenant units to deliver high speed data access solutions to their customers utilizing existing copper wire infrastructure.

BASIS OF PRESENTATION

The accompanying financial statements represent the accounts of Interspeed, a wholly-owned subsidiary of Brooktrout. Operating expenses include allocations of general corporate overhead expenses related to Brooktrout's corporate headquarters and common support activities, including payroll administration, worker's compensation and general liability insurance, accounting and finance, legal, tax and human resources. These costs amounted to $165,000, $668,000, $269,000 and $464,000 for the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998 and the six month period ended March 31, 1998 and 1999, respectively, and have been allocated to Interspeed using methodologies primarily based on headcount and usage. Although Interspeed believes the allocations are reasonable, the costs of these services to Interspeed may not be indicative of the costs that would have been incurred if Interspeed had been a stand-alone entity. Interspeed has entered into a Transition Services Agreement with Brooktrout, pursuant to which Brooktrout will continue to provide certain services to Interspeed during a transition period. In addition, Brooktrout has agreed to continue to fund the operations of the Company until consummation of the Offering. See Note 9.

Since inception and through the completion of this Offering, Interspeed has been or will be included in the consolidated tax returns of Brooktrout and Brooktrout has realized or will realize the tax benefits associated with Interspeed's operating losses through that date. Accordingly, despite its operating losses since inception, Interspeed does not have available any net operating loss carryforwards nor has it recognized any tax benefits afforded Brooktrout by these net operating losses. Upon the completion of this Offering, Interspeed will no longer be included in the consolidated return of Brooktrout and income or losses will be included in a separate return of Interspeed. Any taxes due will be the responsibility of Interspeed and any benefits associated with losses will inure to Interspeed.

UNAUDITED INTERIM FINANCIAL INFORMATION

The balance sheet as of March 31, 1999 and the related statements of operations, stockholder's equity and cash flows for the six months ended March 31, 1998 and 1999 are unaudited.

In the opinion of management, all adjustments, consisting of only normal recurring items, which are necessary for a fair presentation, have been included in such unaudited interim financial information. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year and may not necessarily reflect the results of operations, financial

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

1. Nature of the Business, Basis of Presentation and Summary of Significant Accounting Policies: (continued) position, changes in equity and cash flows of Interspeed in the future or what they would have been had Interspeed been a separate, stand- alone entity during the periods presented.

UNAUDITED PRO FORMA PRESENTATION

The unaudited pro forma balance sheet reflects the contribution to capital, as of March 31, 1999, by Brooktrout of amounts due from the Company. Such contribution is expected to occur upon the effectiveness of this Offering.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

Revenue from product sales is recognized upon the shipment of product. Revenue from maintenance and support contracts is deferred and recognized ratably over the service period. The purchase price of products sold by the Company generally includes one year of maintenance and support, the value of which is unbundled and recognized ratably over the service period. The Company accrues the estimated cost of providing warranty services at the time that the sale is recognized.

Inventory

Inventory is stated at the lower of cost (first-in, first-out basis) or market.

Advertising Expenses

The Company expenses advertising costs in the period in which they are incurred. Advertising cost for the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1998 and 1999 was $0 , $2,000, $1,000 and $28,000, respectively.

Property and Equipment

Purchased property and equipment is carried at cost and depreciation is provided over the estimated useful lives of the related assets on the straight-line basis. Leasehold improvements are depreciated over the lesser of the lease term or the estimated useful life of the improvement.

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

1. Nature of the Business, Basis of Presentation and Summary of Significant Accounting Policies: (continued)
Research and Development

Research and development costs, other than software development costs, are expensed as incurred. Software development costs would be capitalized following attainment of technological feasibility, however, no development costs which qualify for capitalization were incurred during any of the periods presented.

Net Loss Per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding during each period. Outstanding stock options have been excluded from the computation of diluted per share amounts since the effect would be antidilutive. Had the impact of stock options, using the treasury stock method, been included in the computation, weighted average shares would have increased by 1,126,385 and 1,320,558 for the year ended September 30, 1998 and the six months ended March 31, 1999.

Stock-Based Compensation

Compensation expense associated with awards of stock options to employees is measured using the intrinsic value method described in Accounting Principles Board Opinion No. 25.

Cash Flows

There were no cash payments of interest or taxes for any of the periods presented.

Comprehensive Income

There was no difference between the Company's net loss and its total comprehensive loss for any of the periods presented.

Segment Information

The Company currently operates in one business segment, designing, developing and marketing advanced communications products which enable service providers to deliver high speed data access to small and medium sized businesses, MTUs, and other organizations.

Concentration of Risk

To date, the Company's activities have been conducted primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. On March 31, 1999, accounts receivable consisted primarily of amounts due from one customer.

The Company relies on contract manufacturers and some single source suppliers of materials for certain product components. As a result, should the Company's current manufacturers or suppliers not produce

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

1. Nature of the Business, Basis of Presentation and Summary of Significant Accounting Policies: (continued) and deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. The new standard requires that all companies record derviatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for based on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the financial statements of the Company. The Company will adopt this accounting standard on October 1, 2000 as required.

2. Inventory

Inventory consisted of the following (in thousands):

                                                                     September 30,          March 31,
                                                                       1997       1998        1999
                                                                     ---------  ---------  -----------
Raw material.......................................................  $      --  $     587   $     298
Work in process....................................................         --         --          91
Finished goods.....................................................         --         --          47
                                                                     ---------  ---------       -----
Total..............................................................  $      --  $     587   $     436
                                                                     ---------  ---------       -----
                                                                     ---------  ---------       -----

3. Property and Equipment

Property and equipment consisted of the following (in thousands):

                                                                       September 30,
                                                      Estimated     --------------------   March 31,
                                                     Useful Life      1997       1998        1999
                                                   ---------------  ---------  ---------  -----------
Office equipment.................................      5 years      $      14  $      77   $      99
Computers and software...........................      3 years            282        497         742
Test equipment...................................      5 years             21         82         207
Leasehold improvements...........................   up to 5 years          54         84          89
Construction-in-progress                                                   --         --          22
                                                                    ---------  ---------  -----------
Total............................................                         371        740       1,159
Less accumulated depreciation....................                          52        251         544
                                                                    ---------  ---------  -----------
Total............................................                   $     319  $     489   $     615
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

4. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

                                                                        September 30,
                                                                    ----------------------   March 31,
                                                                       1997        1998        1999
                                                                       -----     ---------  -----------
Compensation......................................................   $      55   $     145   $     500
Accrued employee benefits.........................................           8          12          28
Other.............................................................           3          18          76
                                                                           ---   ---------       -----
Total.............................................................   $      66   $     175   $     604
                                                                           ---   ---------       -----
                                                                           ---   ---------       -----

5. Lease Obligations

In March 1997, the Company leased office, manufacturing and warehouse space under a non-cancelable operating lease that expired in February 1999. The Company subsequently moved operations to a new location and entered into a non-cancelable operating lease for office, manufacturing and warehouse space in March 1999, which expires in March 2004.

Minimum future lease payments under all operating leases at September 30, 1998 are as follows (in thousands):

1999................................................................  $     201
2000................................................................        370
2001................................................................        462
2002................................................................        485
2003................................................................        509
Thereafter..........................................................        216
                                                                      ---------
                                                                      $   2,243
                                                                      ---------
                                                                      ---------

Rent expense for the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998, and the six months ended March 31, 1998 and 1999 was $38,000, $80,000, $40,000 and $50,000, respectively.

6. Stock Option Plan

In April 1997, the Company's Board of Directors adopted and the stockholder approved the 1997 Stock Option Plan (the Plan), under which the Company may grant both incentive stock options and non-qualified options to employees. The Plan allows for the granting of options to purchase up to 1,988,000 shares of common stock. The stock options are generally granted with vesting periods of five years and have an expiration date of ten years from the date of grant.

Certain options have been granted with exercise prices which were less than the estimated fair value of the Company's common stock at the date of grant. Compensation cost associated with these options, determined as the difference between the fair value of the stock and the exercise price, totalled $1.5

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

6. Stock Option Plan (continued)
million as of March 31, 1999. This cost was recorded as deferred compensation and is being amortized to expense over the period in which the employee is expected to render services. Compensation cost amortization was $19,000 and $103,000 for the year ended September 30, 1998 and the six months ended March 31, 1999.

Subsequent to March 31, 1999, 567,000 options were granted with an exercise price which was less than the estimated fair value of the Company's common stock at the date of grant. The compensation cost associated with these options totalled $4.9 million.

Activity under the Plan is summarized as follows:

                                                                                                         Weighted
                                                                                                          Average
                                                                                            Number of    Exercise
                                                                                              Shares       Price
                                                                                            ----------  -----------
Granted...................................................................................     962,400   $     .13
Exercised.................................................................................          --          --
Forfeited.................................................................................          --          --
                                                                                            ----------
Outstanding at September 30, 1997.........................................................     962,400   $     .13
Granted...................................................................................     381,600   $     .13
Exercised.................................................................................          --          --
Forfeited.................................................................................      52,000   $     .13
                                                                                            ----------
Outstanding at September 30, 1998.........................................................   1,292,000   $     .13
Granted...................................................................................     170,000   $     .13
Exercised.................................................................................          --          --
Forfeited.................................................................................      41,868   $     .13
                                                                                            ----------
Outstanding at March 31, 1999.............................................................   1,420,132   $     .13
                                                                                            ----------
                                                                                            ----------

The following table sets forth information regarding stock options outstanding at September 30, 1998:

                          Weighted Average
 Range of                     Remaining
 Exercise      Number           Life            Number
  Prices     Of Shares         (years)        Exercisable
-----------  ----------  -------------------  -----------
0$.13......   1,292,000            4.02          295,280

The following information concerning the Company's stock option plan is provided in accordance with SFAS 123.

The fair value of each option grant has been estimated on the date of grant using the minimum value method. Weighted average assumptions used in determining the fair value of grants for the period October 23, 1996 (inception) to September 30, 1997 and the year ended September 30, 1998 include

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

6. Stock Option Plan (continued)
risk-free interest rates of 5.5% and 4.75%, respectively, and an expected life of 5 years. Volatility and dividend yields are not considered in the minimum value calculation.

The weighted average fair value of options granted for the period October 23, 1996 (inception) to September 30, 1997 and the year ended September 30, 1998 was $1.26, and $6.69 per share, respectively.

Had compensation expense for stock options been determined based on fair value at the grant date in accordance with the provisions of SFAS 123, pro forma net loss and pro forma net loss per share would have been as follows (in thousands except per share data):

                                                      For the period
                                                     October 23, 1997         For the year
                                                       (inception)                ended
                                                     to September 30,         September 30,
                                                           1997                   1998
                                                --------------------------  -----------------
Pro forma net loss............................          $   (1,045)             $  (4,340)
Pro forma net loss per share-basic and
  diluted.....................................          $    (0.24)             $   (0.54)

7. Retirement Plan

The Company has a 401(k) retirement plan available to qualified employees. Employees are allowed to contribute up to 18% of their salary to the plan. The Company matches contributions equal to $.25 per dollar contributed up to a maximum of 6% of a participant's salary. The Company contributed $2,000, $18,000, $4,000 and $19,000 to the plan for the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1998 and 1999, respectively.

8. Significant Customer and Geographic Information:

The Company currently targets its sales efforts to data communications service providers, multi tenant units, and other service organizations to both public and private network providers and users across four related market segments. For the six months ended March 31, 1999, sales to United States customers amounted to $332,000 and export sales amounted to $59,000. Two customers accounted for 79% and 13%, respectively, of revenue for the six months ended March 31, 1999.

9. Related Party Transactions

Since inception, the Company's operations have been funded through contributions of capital and loans from Brooktrout of $1.2 million, $4.8 million and $3.1 million for the period October 23, 1996 (inception) to September 30, 1997, the year ended September 30, 1998 and the six months ended March 31, 1999, respectively. At March 31, 1999, Interspeed had long term notes-due to Brooktrout in the amount of $8.2 million. The notes are non-interest bearing and are due on demand. Brooktrout has agreed that the Company will not be required to repay these notes until after March 31, 2000.

                                Interspeed, Inc.

              (Information for the Six Months Ended March 31, 1998
                             and 1999 is Unaudited)

9. Related Party Transactions (continued)
The Company and Brooktrout have entered into a Transition Services Agreement (the "Agreement") which outlines certain services that will continue to be performed on behalf of the Company by Brooktrout for a specified period of time. The Agreement calls for these services to be phased out over a period beginning October 1999 to December 1999. The services called for in the Agreement include payroll processing and administration, human resources, benefits, marketing, information technology and telecommunications, accounts receivable, accounting and finance and order entry.

10. Subsequent Events

REINCORPORATION IN DELAWARE AND RELATED INCREASE IN AUTHORIZED SHARES AND STOCK
  SPLIT

In connection with a reincorporation of the Company in Delaware, on June 17, 1999 the Board of Directors approved, and on June 18, 1999 effected, an increase in the number of common shares authorized to 30,000,000 shares and a four for one stock split of the common stock. The stock split has been given retroactive recognition in all periods presented in the accompanying financial statements. In addition, the Board of Directors authorized the creation of an unspecified class of preferred stock, par value $0.01, with a total authorized amount of 1,000,000 shares. No shares of preferred stock have been issued.

STOCK OPTION AND GRANT PLAN

In June 1999, the Company adopted, and the stockholders approved, the Interspeed 1999 Stock Option and Grant Plan (the "1999 Stock Plan"), under which the Company may grant both incentive stock options and nonstatutory stock options to employees, consultants and directors. Options issued under the 1999 Stock Plan can have an exercise price of no less than 85% of the fair market value, as defined under the 1999 Stock Plan, of the stock at the date of grant. The 1999 Stock Plan provides for the issuance of up to 1,012,868 shares of the Company's common stock.

LONG TERM DEBT

In connection with this offering, Brooktrout has agreed to contribute the outstanding note balance to the capital of Interspeed on the effective date of the Offering.

                                         Shares
                                INTERSPEED, INC.
                                  Common Stock

                                     [LOGO]

                                 --------------
                                   PROSPECTUS
                                 --------------

Until           , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           U.S. Bancorp Piper Jaffray
                            Warburg Dillon Read LLC

                           Tucker Anthony Cleary Gull

                                 June   , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense                                                                               Amount
---------------------------------------------------------------------------------------------  ---------
SEC Registration Fee.........................................................................  $  13,900
NASD Filing Fee..............................................................................      5,500
Nasdaq National Market Listing Fee...........................................................      *
Accounting Fees and Expenses.................................................................      *
Legal Fees and Expenses......................................................................      *
Printing Expenses............................................................................      *
Blue Sky Qualification Fees and Expenses.....................................................      *
Transfer Agent's Fee.........................................................................      *
Miscellaneous................................................................................      *
    TOTAL....................................................................................  $   *
                                                                                               ---------
                                                                                               ---------

The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.
------------------------------------

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

In accordance with Section 145 of the Delaware General Corporation Law, Article
            of our amended and restated certificate of incorporation provides that no director of Interspeed be personally liable to Interspeed or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Interspeed or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or
(4) for any transaction from which the director derived an improper personal benefit. In addition, our first amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article       of our amended and restated by-laws provides for indemnification by Interspeed of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Interspeed, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. We have also obtained directors' and officers' insurance against certain liabilities.

The Stockholder Rights Agreement, filed as Exhibit 10.6 hereto, provides for Interspeed to indemnify Brooktrout against claims and liabilities, including claims and liabilities arising under the securities laws.

Under Section   of the Purchase Agreement filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, Interspeed, its directors, certain officers and persons who control Interspeed within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Set forth in chronological order below is information regarding the number of shares of capital stock issued by Interspeed during the past three years. Further included is the consideration, if any, received by Interspeed for such shares. We believe that the transactions described below with respect to option grants to our employees were exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder.

(1) In October, 1996, we sold 400 shares to Brooktrout, Inc. for an aggregate purchase price of $1,000.00 in reliance upon the exemption from registration under section 4(2) of the Securities Act.

(2) In April, 1997, we sold 7,999,600 shares to Brooktrout, Inc. for an aggregate purchase price of $999,950.00 in the form of a promisory note in the amount of $712,387.21 and by cancellation of our obligations with respect to advances previously given in the aggregate amount of $287,562.79 in reliance upon the exemption from registration under section 4(2) of the Securities Act.

(3) In April, 1997, pursuant to an Incentive Stock Option Agreement, we granted options to purchase up to an aggregate of 400,000 shares of common stock to an employee at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(4) In May, 1997, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 180,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(5) In June, 1997, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 120,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(6) In July, 1997, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 262,400 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(7) In December, 1997, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 60,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(8) In February, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 122,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(9) In April, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 24,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(10) In May, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 13,600 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(11) In June, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 52,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(12) In July, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 44,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(13) In August, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 54,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(14) In September, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 12,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(15) In October, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 36,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(16) In December, 1998, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 68,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(17) In January, 1999, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 20,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(18) In February, 1999, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 26,000 shares of common stock to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(19) In March, 1999, pursuant to an Incentive Stock Option Agreement, we granted options to purchase up to an aggregate of 20,000 shares of common stock to employees at an exercise price of $.67 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(20) In April, 1999, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 20,000 shares of common stock to employees at an exercise price of $.80 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(21) In May, 1999, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 147,000 shares of common stock to employees at an exercise price of $.80 per share and 300,000 shares to employees at an exercise price of $.13 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

(22) In June, 1999, pursuant to Incentive Stock Option Agreements, we granted options to purchase up to an aggregate of 20,000 shares of common stock at an exercise price of $.80 per share and 80,000 shares to employees at an exercise price of $2.50 per share in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

     *1.1  Form of Underwriting Agreement.
     *3.1  Certificate of Incorporation.
     *3.2  Amended and Restated Certificate of Incorporation.
     *3.3  By-laws.
     *3.4  Amended and Restated By-laws.
     *4.1  Specimen certificate for shares of common stock, $.01 par value per share.
     *5.1  Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
     10.1  1997 Stock Option Plan
    *10.2  1999 Stock Option and Grant Plan.
    *10.3  Employee Stock Purchase Plan.
   **10.4  Transition Services Agreement, dated as of          , 1999, by and between
           Interspeed and Brooktrout, Inc.
   **10.5  Authorized Reseller Agreement, dated as of May   , 1999, by and between Interspeed
           and Cabletron Systems, Inc.
    *10.6  Stockholder Rights Agreement, dated as of June   , 1999, by and between Interspeed
           and Brooktrout, Inc.
     10.7  Capitalization Agreement, dated June 17, 1999, by and between Interspeed and
           Brooktrout, Inc.
    *11.1  Statement regarding computation of income per common share.
    *23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
     23.2  Consent of Deloitte & Touche LLP.
     24.1  Powers of Attorney (included on page       ).
     27.1  Financial Data Schedule.
------------------------------------
        *  To be filed by amendment to this registration statement.
       **  Confidential treatment requested as to these exhibits.

(b) Financial Statement Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes to those statements.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Andover, Commonwealth of Massachusetts, on June 18, 1999.

                                INTERSPEED, INC.

                                BY:  /S/ STEPHEN A. IDE
                                     -----------------------------------------
                                     Stephen A. Ide
                                     President

                               POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Stephen A. Ide and William J. Burke such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                        Title                    Date
------------------------------  ---------------------------  -------------------

      /s/ STEPHEN A. IDE        President and Director
------------------------------    (Principal Executive          June 18, 1999
        Stephen A. Ide            Officer)

                                Chief Technology Officer,
      /s/ RAJEEV AGARWAL          Senior Vice
------------------------------    President-Research and        June 18, 1999
        Rajeev Agarwal            Development and Director

                                Chief Financial Officer,
                                  Senior Vice
     /s/ WILLIAM J. BURKE         President-Finance, and
------------------------------    Treasurer (Principal          June 18, 1999
       William J. Burke           Financial and Accounting
                                  Officer)

      /s/ ERIC R. GILER         Director
------------------------------                                  June 18, 1999
        Eric R. Giler

    /s/ ROBERT G. BARRETT       Director
------------------------------                                  June 18, 1999
      Robert G. Barrett

     /s/ PAUL J. SEVERINO       Director
------------------------------                                  June 18, 1999
       Paul J. Severino

                                 EXHIBIT INDEX

     *1.1  Form of Underwriting Agreement.
     *3.1  Certificate of Incorporation.
     *3.2  Amended and Restated Certificate of Incorporation.
     *3.3  By-laws.
     *3.4  Amended and Restated By-laws.
     *4.1  Specimen certificate for shares of common stock, $.01 par value per share.
     *5.1  Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being offered.
     10.1  1997 Stock Option Plan
    *10.2  1999 Stock Option and Grant Plan.
    *10.3  Employee Stock Purchase Plan.
   **10.4  Transition Services Agreement, dated as of          , 1999, by and between
           Interspeed and Brooktrout, Inc.
   **10.5  Authorized Reseller Agreement, dated as of May   , 1999, by and between Interspeed
           and Cabletron Systems, Inc.
    *10.6  Stockholder Rights Agreement, dated as of June   , 1999, by and between Interspeed
           and Brooktrout, Inc.
     10.7  Capitalization Agreement, dated June 17, 1999, by and between Interspeed and
           Brooktrout, Inc.
    *11.1  Statement regarding computation of income per common share.
    *23.1  Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).
     23.2  Consent of Deloitte & Touche LLP.
     24.1  Powers of Attorney (included on page II-7).
     27.1  Financial Data Schedule.
------------------------------------
        *  To be filed by amendment to this registration statement.
       **  Confidential treatment requested as to these exhibits.